Exhibit 10.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

dated as of

June 29, 2006

among

SIEGER ENGINEERING, INC.

LEONID MEZHVINSKY

ULTRA CLEAN HOLDINGS, INC.

BOB ACQUISITION INC.

PETE ACQUISITION LLC

SOLELY WITH RESPECT TO SECTIONS 4.01(b), 4.02(b), 4.04, Section 5.01,
Section 5.02, Section 5.03 and Section 5.04 (in each case only with respect to itself), and SECTIONS 9.03, 9.05, 9.06, 9.07 and 12.02:

     LEONID AND INNA MEZHVINSKY AS TRUSTEES OF THE
REVOCABLE TRUST AGREEMENT OF LEONID MEZHVINSKY AND
 INNA MEZHVINSKY DATED APRIL 26, 1988

JOE AND JENNY CHEN AS TRUSTEES OF THE JOE CHEN AND
JENNY CHEN REVOCABLE TRUST DATED 2002

VICTOR MEZHVINSKY

     VICTOR MEZHVINSKY AS TRUSTEE OF THE JOSHUA
MEZHVINSKY 2004 IRREVOCABLE TRUST UNDER AGREEMENT
 DATED JUNE 4, 2004

DAVID HONGYU WU AND WINNIE WEI ZHEN WU AS TRUSTEES OF
THE CHEN MINORS IRREVOCABLE TRUST

FRANK MOREMAN

and

LEONID MEZHVINSKY, as Sellers’ Agent

i

Section 14.03.	Expenses	65
Section 14.04.	Successors and Assigns	65
Section 14.05.	Governing Law	65
Section 14.06.	Jurisdiction	65
Section 14.07.	Counterparts; Effectiveness; Third Party Beneficiaries	65
Section 14.08.	Entire Agreement	66
Section 14.09.	Severability	66
Section 14.10.	Specific Performance	66

INDEX TO EXHIBITS

Exhibit A	Amended and Restated Stockholders’ Agreement
Exhibit B	Mezhvinsky Employment Agreement
Exhibit C	Mezhvinsky Non-Compete Agreement
Exhibit D	Chen Non-Compete Agreement
Exhibit E	Lease Amendment
Exhibit F	Amended and Restated Registration Rights Agreement
Exhibit G	Escrow Agreement
Exhibit H	Lockup Agreement
Exhibit I-1	Parent Closing Tax Representation Certificate
Exhibit I-2	Company Closing Tax Representation Certificate
Exhibit J-1	Parent Final Tax Representation Certificate
Exhibit J-2	Company Final Tax Representation Certificate
Exhibit K	Company Sales to Applied Materials, Inc.

INDEX TO SCHEDULES

Schedule A	Company Fees and Expenses Related to This Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) dated as of June 29, 2006 among Sieger Engineering, Inc., a California corporation (the “Company”); Leonid Mezhvinsky; Ultra Clean Holdings Inc., a Delaware corporation (“Parent”); Bob Acquisition Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary I”); Pete Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Subsidiary II” and, together with Merger Subsidiary I, the “Merger Subsidiaries”); solely with respect to Sections 4.01(b), 4.02(b), 4.04, Section 5.01, Section 5.02, Section 5.03 and Section 5.04 (in each case only with respect to itself), and Sections 9.03, 9.05, 9.06, 9.07 and 12.02, Leonid and Inna Mezhvinsky as trustees of the Revocable Trust Agreement of Leonid Mezhvinsky and Inna Mezhvinsky dated April 26, 1988 (the “Mezhvinsky Living Trust”), Joe and Jenny Chen as trustees of the Joe Chen and Jenny Chen Revocable Trust dated 2002 (the “Chen Living Trust), Victor Mezhvinsky, Victor Mezhvinsky as trustee of the Joshua Mezhvinsky 2004 Irrevocable Trust under Agreement dated June 4, 2004 (the “Joshua Trust”), David Hongyu Wu and Winnie Wei Zhen Wu as trustees of the Chen Minors Irrevocable Trust (the “Chen Minors Trust”) and Frank Moreman (each of the Mezhvinsky Living Trust, the Chen Living Trust, Victor Mezhvinsky, the Joshua Trust, the Chen Minors Trust and Frank Moreman, a “Seller” and collectively, the “Sellers”); and Leonid Mezhvinsky as the “Sellers’ Agent.”

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with California Law and Delaware Law, Parent and the Company will enter into a business combination transaction pursuant to which Merger Subsidiary I will merge with and into the Company (the “First Merger”), with the Initial Surviving Corporation (as defined herein) then merging with and into Merger Subsidiary II (the “Second Merger” and, together with the First Merger, the “Mergers”);

     WHEREAS, it is intended that the Mergers will together qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

     WHEREAS, the Boards of Directors of Parent, the Company and Merger Subsidiary I each have determined that a business combination transaction among the parties is fair to and in the best interests of their respective companies, shareholders and equityholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the Mergers upon the terms and subject to the conditions set forth in this Agreement and have approved this Agreement and declared this Agreement and the Mergers advisable;

     WHEREAS, the Board of Directors of the Company has unanimously determined to recommend that the shareholders of the Company approve the

Merger, the Escrow Agreement (as defined herein), this Agreement and the transactions contemplated hereby and thereby; and

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, (i) Leonid Mezhvinsky is entering into the Mezhvinsky Employment Agreement (as defined herein), (ii) Leonid Mezhvinsky is entering into the Mezhvinsky Non-Compete Agreement (as defined herein), (iii) Joe Chen is entering into the Chen Non-Compete Agreement (as defined herein), and (iv) Parent and Leonid Mezhvinsky, Inna Mezhvinsky, Joe Chen and Jenny Chen are entering into the Lease Amendment (as defined herein), (v) Parent, FP and Sellers are entering into the Amended and Restated Stockholders’ Agreement (as defined herein), (vi) Parent, FP and Sellers are entering into the Amended and Restated Registration Rights Agreement (as defined herein) and (vii) Parent, FP and Sellers are entering into the Lockup Agreement (as defined herein), each of which is to take effect upon the Closing (as defined herein).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

     Section 1.01. Definitions.

     (a) The following terms, as used herein, have the following meanings:

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     “Amended and Restated Registration Rights Agreement” means the agreement in the form of Exhibit F hereto.

      “Amended and Restated Stockholders’ Agreement” means the agreement in the form of Exhibit A hereto.

      “Ancillary Documents” means the (i) Amended and Restated Stockholders’ Agreement, (ii) Mezhvinsky Employment Agreement, (iii) Mezhvinsky Non-Compete Agreement, (iv) Chen Non-Compete Agreement,

(v) Lease Amendment, (vi) Amended and Restated Registration Rights Agreement, (vii) Escrow Agreement and (viii) Lockup Agreement.

     “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended through the Closing Date unless expressly specified otherwise.

     “Assumed Debt” means the outstanding principal, any accrued interest and any other amounts outstanding (including any fees, penalties or other amounts payable) under certain accounts stated on the Closing Balance Sheet as: (i) Notes Payable – Revolving L.O.C., (ii) Loan from Shareholders, (iii) Notes Payable – Current, (iv) Notes Payable – Prior Shareholders, (v) Notes Payable – Machinery & Equipment and (vi) Note Payable.

     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by Applicable Law to close.

     “California Law” means the California Corporations Code.

     “Cash Account” means cash and cash equivalents of the Company.

     “Cash Amount” means the quotient obtained by dividing (i) the Cash Consideration by (ii) the Shares.

      “Cash Consideration” means $10,463,881.

      “Cash Escrow Holdback Amount” means $2,000,000.

     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

     “Chen Non-Compete Agreement” means the agreement in the form of Exhibit D hereto.

     “Chen Persons” means Joe Chen, the Chen Living Trust and the Chen Minors Trust.

     “Closing Date” means the date on which the Effective Time occurs.

     “Closing Price” means $7.844

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company Balance Sheet” means the audited balance sheet of the Company as of December 31, 2005.

      “Company Balance Sheet Date” means December 31, 2005.

     “Company Common Stock” means the shares of common stock, no par value per share, of the Company.

     “Company IP” means all Intellectual Property owned or exclusively licensed to the Company.

     “Delaware Law” means the General Corporation Law of the State of Delaware.

     “Environmental Requirements” means any applicable federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or governmental restriction or requirement relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Requirements.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

     “ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as under common control pursuant to Section 414 of the Code and the regulations issued thereunder.

      “Escrow Holdback” means the Pro Rata Share of the Escrow Fund.

     “Final Cash Escrow Holdback Amount” means $250,000.

     “Final Determination” means (i) any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD or (ii) the payment of Tax by Parent or its Affiliates, with respect to any item disallowed or adjusted by a Taxing Authority, provided that Parent determines that no action should be taken to recoup such payment from the Taxing Authority and the Sellers’ Agent agrees.

     “FP” means FP-Ultra Clean, L.L.C.

     “GAAP” means generally accepted accounting principles in the United States of America.

     “Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

     “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Requirements.

     “Intellectual Property” means all trademarks, trade names, service marks, domain names, patents, copyrights, trade secrets, and all applications and registrations of such worldwide; and technology (including but not limited to computer software programs, applications, algorithms, models, databases or documentation) inventions, know-how and tangible or intangible proprietary information or materials.

     “Knowledge of Company,” “Company’s knowledge” and any similar knowledge qualification in this Agreement means the actual knowledge of each of Leonid Mezhvinsky, Joe Chen and Frank Moreman, after reasonable inquiry (with respect to any particular section of this Agreement) of such individual employed by the Company, if any, who (a) has the title of director or a more senior title, and (b) has management responsibility over the functional area of the Company relating to such section of this Agreement.

     “Lease Amendment” means the agreement in the form of Exhibit E hereto.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation, option, right of first refusal, easement, right of way, lease, sublease, license, sublicense, covenant, restriction on transfer or use, title defect, encroachment or other encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     “LLC Act” means the Delaware Limited Liability Company Act.

     “Lockup Agreement” means the agreement in the form of Exhibit H hereto.

     “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole; provided that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect with respect to any Person: (A) any change, event, circumstance or effect (any such item, an “Effect”) resulting from general economic conditions or events affecting the Person’s industry generally but which does not disproportionately affect the Person in any substantial respect; (B) any Effect to the extent resulting from compliance with the terms and conditions of this Agreement and the Ancillary Documents; (C) any Effect to the extent resulting from the announcement or pendency of the Mergers, including loss of any employees, customers, suppliers, partners or distributors; (D) any Effect to the extent resulting from general economic, financial or business conditions at Applied Materials, Inc.; or (E) any Effect resulting from natural disasters, the outbreak or escalation of war, hostilities or terrorist activities, either in the United States or abroad, which does not disproportionately affect the Person in any substantial respect.

     “Merger Consideration” means the sum of (i) the aggregate Cash Amount and (ii) the aggregate Parent Stock Amount, collectively payable or issuable, as the case may be, in respect of the Shares pursuant to Section 2.02(a).

     “Mezhvinsky Employment Agreement” means the agreement in the form of Exhibit B hereto.

     “Mezhvinsky Non-Compete Agreement” means the agreement in the form of Exhibit C hereto.

     “Mezhvinsky Persons” means Leonid Mezhvinsky, the Mezhvinsky Living Trust, Victor Mezhvinsky and the Joshua Trust.

     “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

     “Parent Stock Amount” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the Parent Stock Consideration by (ii) the Shares.

     “Parent Stock Consideration” means 2,471,910 shares of Parent Common Stock.

     “Parent Stock Escrow Holdback Amount” means the number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) $1,000,000 by (ii) the Closing Price.

     “Permitted Liens” means (i) liens for taxes and other similar governmental charges and assessments which are not yet due or delinquent or which are being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet), (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (iii) undetermined or inchoate liens, charges and privileges and any statutory liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever and claimed or held by any Governmental Authority that have not been filed or registered or that are related to obligations that are not due or delinquent, (iv) security given in the ordinary course of business to any public utility, Governmental Authority or other statutory or public authority, (v) liens encumbering the landlord’s fee simple title to the Company’s leased real property, (vi) liens encumbering leased or financed equipment, (vii) purchase money security interests and (viii) liens which do not materially detract from the value or materially interfere with any present use of the underlying property or assets.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Pro Rata Share” means with respect to a holder of Shares, the quotient obtained by dividing (i) the number of Shares held by such holder by (ii) the number of all Shares.

     “Registered IP” means all U.S. and foreign registrations, and applications thereof, for any Company IP.

     “Shares” means all of the outstanding shares of Company Common Stock.

     “Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Person performing similar functions are at the time directly or indirectly owned by Parent.

     “Tax Escrow Fund” means the number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) $3,800,000, by (ii) the Closing Price.

     “Tax Escrow Share” means with respect to the Mezhvinsky Living Trust, 28.71%, with respect to Victor Mezhvinsky, 0.645%, with respect to the Joshua Trust, 0.645%, with respect to the Chen Living Trust, 63.175%, with respect to the Chen Minors Trust, 3.325%, and with respect to Frank Moreman, 3.5%.

     “Trust” means any of the Mezhvinsky Living Trust, the Chen Living Trust, the Joshua Trust or the Chen Minors Trust.

     “Trust Seller” means any of Leonid and Inna Mezhvinsky as trustees of the Mezhvinsky Living Trust, Joe and Jenny Chen as trustees of the Chen Living Trust, Victor Mezhvinsky as trustee of the Joshua Trust or David Hongyu Wu and Winnie Wei Zhen as trustees of the Chen Minors Trust.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
368 Reorganization	2.14
Accounting Referee	9.07
Agreement	Preamble
Assumed Debt Downward Adjustment Amount	2.07
Assumed Debt Upward Adjustment Amount	2.07
Certificates	2.04
Claim Certificate	12.03
Closing	2.01
Closing Balance Sheet	2.06
Closing Working Capital	2.06
Code	Preamble
Company	Preamble
Company Audit Expenses	2.09
Company Disclosure Schedule	Article 4
Company Financial Statements	4.08
Company Insurance Policies	4.18
Company Securities	4.05
Company Stock Options	4.05
Confidentiality Agreement	8.04
Consent Expenses	8.05
Continuing Employees	10.02
Damages	12.02
Designated Accounting Firm	2.06
Downward Adjustment Amount	Section 2.07
Effective Time	2.01
End Date	13.01
Employee Plans	4.24
Escrow Account	2.12
Escrow Agent	2.12
Escrow Agreement	2.12

Term	Section
Escrow Fund	2.12
Exchange Agent	2.04
Expert Calculations	2.06
Final Working Capital	2.07
First Merger	Preamble
Indemnified Parties	12.02
Indemnifying Party	12.03
Indemnity Period	12.01
Initial Surviving Corporation	2.01
Loan Agreement	4.28
Loss	9.06
Material Consent	4.12
Material Contracts	4.12
Merger Subsidiaries	Preamble
Merger Subsidiary I	Preamble
Merger Subsidiary II	Preamble
Mergers	Preamble
Minimum Working Capital	2.07
Necessary IP Rights	4.17
Parent	Preamble
Parent ESPP	10.03
Parent Financials	6.05
Parent Indemnitee(s)	9.01
Parent SEC Reports	6.05
Parent Working Capital Certificate	2.06
Permits	4.19
Plans	10.02
Post-Closing Tax Period	9.01
Pre-Closing Tax Period	9.01
QSST	2.12(b)
Returns	9.02
S Corporation Share	9.01
Second Effective Time	2.01
Second Merger	Preamble
Seller(s)	Preamble
Seller Dispute Notice	2.06
Sellers’ Agent	Preamble
Sellers’ Requested Adjustment	2.14
Shareholder’s Certificate	12.03
Significant Customer	4.27
Surviving Entity	2.01
Tax	9.01
Tax Contest	9.06
Tax Escrow Account	2.12
Tax Sharing Agreements	9.01

Term	Section
Taxing Authority	9.01
Third Party Claim	12.03
Third Party Claim Notice	12.03
Upward Adjustment Amount	2.07
WARN Act	Section 4.24
Warranty Breach	12.02
Working Capital Downward Adjustment Amount	2.07
Working Capital Upward Adjustment Amount	2.07

     Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise specified. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute are to such statute as amended through the Closing Date, unless expressly specified otherwise, and include the rules and regulations promulgated thereunder as amended through the Closing Date, unless expressly specified otherwise. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented through the date hereof or as of the Closing Date, as the case may be, in accordance with the terms hereof or thereof, as the case may be; provided that with respect to any other agreement or contract listed on any schedules hereto, any material amendments, modifications or supplements must also be listed in the appropriate schedule unless otherwise specified. References from or through any date mean, unless otherwise specified, from and including such date and through and including such date, respectively. This Agreement has been negotiated by the parties and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

ARTICLE 2
THE MERGERS

Section 2.01. The Mergers.

     (a) The consummation of the transactions contemplated by this Agreement (the “Closing”) will be held at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California 94025 (or such other place as the parties may agree) as soon as practicable after the satisfaction or, to the extent permitted, waiver of the last of the conditions to the Mergers to be satisfied. Immediately following the Closing, the Company and Merger Subsidiary I will file an agreement of merger with the Secretary of State of the State of California and make all other filings or recordings required by California Law in connection with the First Merger. The First Merger shall become effective at such time (the “Effective Time”) as the agreement of merger is accepted by the Secretary of State of the State of California or at such later time as is specified in the agreement of merger.

     (b) At the Effective Time, Merger Subsidiary I shall be merged with and into the Company in accordance with California Law, whereupon the separate existence of Merger Subsidiary I shall cease, and the Company shall be the surviving corporation (the “Initial Surviving Corporation”).

     (c) From and after the Effective Time, the Initial Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary I, all as provided under California Law.

     (d) Immediately following the Effective Time, the Initial Surviving Corporation and Merger Subsidiary II shall file an agreement of merger with the Secretary of State of the State of California, a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by California Law and the LLC Act in connection with the Second Merger. The Second Merger shall become effective at such time (the “Second Effective Time”) as the agreement of merger and certificate of merger are duly filed with the Secretaries of State of the States of California and Delaware, respectively, or at such later time as may be specified in the agreement of merger and certificate of merger.

     (e) At the Second Effective Time, the Initial Surviving Corporation shall be merged with and into Merger Subsidiary II in accordance with California Law and the LLC Act, whereupon the separate existence of the Initial Surviving Corporation shall cease, and Merger Subsidiary II shall be the surviving entity (the “Surviving Entity”).

     (f) From and after the Second Effective Time, the Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Initial Surviving Corporation and Merger Subsidiary II, all as provided under California Law and the LLC Act.

Section 2.02. Conversion of Shares. At the Effective Time:

     (a) subject to Sections 2.07, 2.10, 2.11, 2.12, 2.14 and 9.08, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive:

     (i) an amount in cash, without interest, equal to the Cash Amount; and

     (ii) the Parent Stock Amount;

     (b) each share of common stock of Merger Subsidiary I outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Initial Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Initial Surviving Corporation, and all of such shares shall be held by Parent.

     Section 2.03. Conversion of Shares in the Second Merger. At the Second Effective Time, (i) each share of common stock of the Initial Surviving Corporation outstanding immediately prior to the Second Effective Time shall be converted into and become one unit of the Surviving Entity and shall constitute the only outstanding equity interests of the Surviving Entity and all of such units shall be held by Parent and (ii) each unit of Merger Subsidiary II outstanding immediately prior to the Second Effective Time shall be cancelled.

     Section 2.04. Surrender and Payment. (a) Parent will act as exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates representing Shares (the “Certificates”) for the Merger Consideration (less the aggregate amount of Escrow Holdback and the Tax Escrow Fund, which Parent shall deliver to the Escrow Agent pursuant to Section 2.12) . Prior to the Closing Date, the Exchange Agent shall deliver or cause to be delivered to each Seller a letter of transmittal, in a form reasonably acceptable to the parties, and instructions for use in effecting the surrender of the Certificates in exchange for such Seller’s portion of the Merger Consideration. On the Closing Date, Sellers’ Agent will surrender the Certificates to the Exchange Agent for cancellation together with a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

     (b) Upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Exchange Agent shall deliver on the Closing Date to each holder of Shares that have been converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.02(a), the portion of the Merger Consideration payable for each Share represented by such Certificate as follows, subject to any adjustment pursuant to Sections 2.07, 2.10, 2.11, 2.12, 2.14 and 9.08:

     (A) the aggregate Cash Amount payable pursuant to Section 2.02(a)(i) for the Shares represented by such Certificate (less the holder’s Pro Rata Share of the Cash Escrow Holdback Amount, which the Exchange Agent shall deliver to the Escrow Agent pursuant to Section 2.12); and

     (B) a certificate representing the number of whole shares of Parent Common Stock that the holder of such Certificate has the right to receive pursuant to Section 2.02(a)(ii) (less the holder’s (i) Pro Rata Share of the Parent Stock Escrow Holdback Amount and (ii) Tax Escrow Share of the Tax Escrow Fund, which the Exchange Agent shall deliver to the Escrow Agent, pursuant to Section 2.12);

Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the portion of the Merger Consideration into which the Shares represented by such Certificate have been converted.

     (c) If any portion of the Merger Consideration is to be delivered pursuant to this Section 2.04 to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such delivery that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer, and that the Person requesting such delivery shall pay to the Exchange Agent any transfer or other taxes required as a result of such delivery to a Person other than the registered holder of such Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, a Certificate is presented to the Surviving Entity, it shall be canceled and exchanged for the portion of the Merger Consideration into which the Shares represented by such Certificate have been converted in accordance with the procedures set forth in this Article 2.

     (e) Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Immediately prior to such time when amounts remaining unclaimed by holders of Shares would otherwise escheat to or become property of any Governmental Authority, such unclaimed amounts shall become, to the extent permitted by Applicable Law in effect at such time, the property of Parent free and clear of any claims or interest of any Persons previously entitled thereto.

     (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05 to pay for Shares for which dissenter’s rights have been perfected shall be returned to Parent, upon demand.

     Section 2.05. Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the First Merger or consented thereto in writing and who has demanded dissenters’ rights for such Shares in accordance with California Law shall not be converted into a right to receive any Merger Consideration, but the holder thereof shall be entitled only to such rights as are provided by California Law, unless such holder fails to perfect, withdraws or otherwise loses his or her right to dissent. If, after the Effective Time, such holder fails to perfect, withdraws or loses his or her right to dissent, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the applicable portion of Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for dissenters’ rights with respect to any Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, which shall not be unreasonably withheld, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

     Section 2.06. Closing Balance Sheet.

     (a) As promptly as practicable, but no later than 90 days after the Closing Date, Parent will cause to be prepared, in a manner consistent with the Company’s accounting policies and practices as applied in the preparation of the Company’s financial statements for fiscal year 2005, and delivered to the Sellers’ Agent an unaudited balance sheet of the Company as of the time immediately prior to the Closing (the “Closing Balance Sheet”), and a certificate based on such Closing Balance Sheet setting forth Parent’s calculation of Closing Working Capital (the “Parent Working Capital Certificate”). “Closing Working Capital” means the excess of consolidated current assets (excluding the Cash Account, which the Company (or Parent) shall distribute to Sellers either prior to or within two Business Days after the Closing Date) over consolidated current liabilities (excluding the Assumed Debt and the Company Audit Expenses) of the Company as shown on the Closing Balance Sheet. Any bank overdrafts which represent checks made out to suppliers but not yet presented to the bank, will be included as current liabilities in the calculation of Closing Working Capital. All other bank overdrafts that have not been paid by the Company will be considered part of Assumed Debt. For purposes of clarification, all bank overdrafts that have not been paid by the Company will be recognized in either Closing Working Capital or Assumed Debt.

     (b) If the Sellers’ Agent disagrees with Parent’s calculation of Closing Working Capital set forth in the Parent Working Capital Certificate delivered pursuant to Section 2.06(a), the Sellers’ Agent may, within 30 days after delivery of the Closing Balance Sheet and the Parent Working Capital Certificate, deliver a notice to Parent disagreeing with such calculation and setting forth the Sellers’ Agent’s calculation of Closing Working Capital (the “Seller Dispute Notice”). The Seller Dispute Notice shall specify those items or amounts as to which the Sellers’ Agent disagrees and the basis for such disagreement, and the Sellers’ Agent shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the Parent Working Capital Certificate delivered pursuant to Section 2.06(a) .

     (c) If a Seller Dispute Notice shall be delivered pursuant to Section 2.06(b), Parent and Sellers’ Agent shall, during the 30 days following such delivery, use all reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount set forth in the Parent Working Capital Certificate delivered pursuant to Section 2.06(a) or more than the amount set forth in the Seller Dispute Notice delivered pursuant to Section 2.06(b) . If, during such period, Parent and Sellers’ Agent are unable to reach such agreement, they shall promptly thereafter (and not later than 15 days thereafter) retain a firm or independent accountants of nationally recognized standing reasonably satisfactory to Parent and the Sellers’ Agent (who shall not have any material relationship with Parent or Sellers) (the “Designated Accounting Firm”), promptly to review and resolve the disputed items and amounts of Closing Working Capital. In connection with the resolution of any such dispute by the Designated Accounting Firm: (i) the Designated Accounting Firm shall determine Closing Working Capital in a manner consistent with the Company’s accounting policies and practices as applied in the preparation of the Company’s financial statements for fiscal year 2005, within 30 days of the referral of the dispute to the Designated Accounting Firm; (ii) the Designated Accounting Firm shall consider only those items or amounts in the Closing Balance Sheet or the Parent Closing Working Capital Certificate as to which the Sellers’ Agent has disagreed; (iii) each of Parent and the Sellers’ Agent shall have a reasonable opportunity to confer or meet with the Designated Accounting Firm to provide its views as to any disputed issues with respect to the calculation of Closing Working Capital; provided, that no meetings, discussions or communications shall occur with the Designated Accounting Firm except in the presence of both Parent and Sellers’ Agent; (iv) copies of all documents and information provided to, and correspondence with, the Designated Accounting Firm by either Parent or Sellers’ Agent shall be provided simultaneously to the other party; (v) upon making its final determination of Closing Working Capital, the Designated Accounting Firm shall deliver a copy of its calculations (the “Expert Calculations”) to Parent and the Sellers’ Agent; and (vi) the determination of Closing Working Capital made by the Designated Accounting Firm shall be final and binding on Parent, Sellers and the Sellers’ Agent for all purposes, absent manifest error. The costs of the Designated Accounting Firm shall be borne by Parent if the difference between Final Working Capital and Parent’s calculation of Closing Working Capital delivered pursuant to Section 2.06(a) is greater than the difference between Final Working Capital and Sellers’

Agent’s calculation of Closing Working Capital delivered pursuant to Section 2.06(b), and by Sellers in accordance with their Pro Rata Share if the first such difference is less than the second such difference and otherwise equally by Parent and Sellers in accordance with their Pro Rata Share.

     (d) Parent and the Company agree that they will, and agree to direct their respective independent accountants to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital and in the conduct of the reviews referred to in this Section 2.06, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

     Section 2.07. Adjustment of Merger Consideration. (a) For purposes of this Section 2.07, the following terms have the following meanings:

     (i) “Assumed Debt Downward Adjustment Amount” means the amount, if any, by which Assumed Debt exceeds $13,000,000;

     (ii) “Assumed Debt Upward Adjustment Amount” means the amount, if any, by which $13,000,000 exceeds Assumed Debt;

     (iii) “Working Capital Downward Adjustment Amount” means the amount, if any, by which Minimum Working Capital exceeds Final Working Capital; and

     (iv) “Working Capital Upward Adjustment Amount” means the amount, if any, by which Final Working Capital exceeds Minimum Working Capital.

(b)

     (i) If (A) the sum of the Assumed Debt Upward Adjustment Amount (if any) and the Working Capital Upward Adjustment Amount (if any) (such sum, the “Upward Adjustment Amount”) exceeds (B) the sum of the Assumed Debt Downward Adjustment Amount (if any) and the Working Capital Downward Adjustment Amount (if any) (such sum, the “Downward Adjustment Amount”), then, subject to Section 2.07(c), Parent shall increase the Merger Consideration in the amount by which the Upward Adjustment Amount exceeds the Downward Adjustment Amount; and

     (ii) if the Downward Adjustment Amount exceeds the Upward Adjustment, then, subject to Section 2.07(c), Parent shall decrease the Merger Consideration in the amount by which the Downward Adjustment Amount exceeds the Upward Adjustment Amount.

     (c) If the amount of increase to the Merger Consideration resulting from application of Section 2.07(b)(i) (or decrease resulting from application of Section

2.07(b)(ii)) is (i) equal to or less than $1,000,000, then Parent shall increase (or decrease, as applicable) the Parent Stock Consideration by such amount; or (ii) greater than $1,000,000, then Parent shall increase (or decrease, as applicable) the Parent Stock Consideration by $1,000,000 and the Cash Consideration by the amount in excess of $1,000,000; provided that the total number of shares of Parent Stock Consideration to be issued pursuant to this Agreement shall not be more than 19.9% of the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time.

     “Minimum Working Capital” means $10,713,000. “Final Working Capital” means Closing Working Capital as shown in Parent’s calculation delivered pursuant to Section 2.06(a), if no Seller Dispute Notice is duly delivered pursuant to Section 2.06(b); or if a Seller Dispute Notice is duly delivered, as finally determined pursuant to Section 2.06(c); provided that, in no event shall Final Working Capital be less than Parent’s calculation of Closing Working Capital set forth in the Parent Working Capital Certificate delivered pursuant to Section 2.06(a) or more than the Sellers’ Agent’s calculation of Closing Working Capital set forth in the Seller Dispute Notice delivered pursuant to Section 2.06(b).

     (d) Any adjustment made pursuant to Section 2.07(c) shall occur after the determination of Final Working Capital and shall be made, whether by Parent or Sellers, at a mutually convenient time and place within ten days after such determination; provided that, in each case:

     (i) any adjustment to Parent Stock Consideration made pursuant to Section 2.07(c) shall be made based upon the Closing Price;

     (ii) in the event of (A) any decrease to Parent Stock Consideration made pursuant to Section 2.07(c), Parent shall withdraw from the Escrow Account in accordance with the provisions of the Escrow Agreement the number of shares of Parent Common Stock equal to the amount of such adjustment, and (B) any increase to Parent Stock Consideration made pursuant to Section 2.07(c), Parent shall deliver to each Seller, in accordance with each Seller’s Pro Rata Share, a stock certificate in such Seller’s name representing the number of shares of Parent Common Stock issuable subject to such adjustment;

     (iii) in the event of any (A) decrease to Cash Consideration made pursuant to Section 2.07(c), Parent shall withdraw from the Escrow Account in accordance with the provisions of the Escrow Agreement the amount of such adjustment, and (B) increase to Cash Consideration made pursuant to Section 2.07(c), Parent shall deliver to each Seller as promptly as practicable, but in no event later than two Business Days, a check in such Seller’s name (or wire transfer in accordance with such Seller’s instructions) for such Seller’s Pro Rata Share of such adjustment; and

     (iv) the amount of any adjustment made pursuant to Sections 2.07(b) and 2.07(c) shall bear simple interest from (and including) the Effective Time to (but excluding) the date of payment at a rate per annum equal to the Prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Effective Time to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

     Section 2.08. Sellers’ Agent.

     (a) By virtue of the adoption of this Agreement and the approval of the First Merger by Sellers, each Seller hereby agrees to irrevocably appoint Leonid Mezhvinsky as his or her agent for purposes of (i) the surrender of Certificates pursuant to Section 2.04 and the receipt of certificates and documents at the Closing, (ii) the determination of Final Working Capital pursuant to Section 2.06, (iii) the determination and receipt of certificates and documents related to any adjustment to the Merger Consideration pursuant to Section 2.07, (iv) the resolution of any disputes for which Parent may seek indemnification pursuant to Article 9 or Article 12, (v) the enforcement of any rights Sellers may have against Parent or the Surviving Entity and the resolution of any disputes, in each case, under this Agreement or the Ancillary Documents, and (vi) taking all actions necessary or appropriate in the reasonable judgment of the Sellers’ Agent for the accomplishment of the foregoing. Leonid Mezhvinsky hereby accepts his appointment as the Sellers’ Agent. Parent shall be entitled to deal exclusively with the Sellers’ Agent on all matters relating to clauses (i) through (vi) of this Section and Parent and the Escrow Agent (as defined herein) shall be entitled to rely conclusively on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Agent, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Agent, as fully binding upon such Seller, and Sellers hereby agree that any decision, act, consent or instruction of the Sellers’ Agent with respect to the matters relating to clauses (i) through (vi) of this Section shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each and every Seller. If the Sellers’ Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Sellers, then the Sellers shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Sellers’ Agent” for purposes of this Agreement. If for any reason there is no Sellers’ Agent at any time, all references herein to the Sellers’ Agent shall be deemed to refer to Sellers. No bond shall be required of the Sellers’ Agent, and the Sellers’ Agent shall receive no compensation for his services. Notices or communications to or from the Sellers’ Agent shall constitute notice to or from each of Sellers.

     (b) The Sellers’ Agent shall not be liable to any Sellers for any act done or omitted hereunder as the Sellers’ Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers’ Agent shall have only the duties expressly stated in this Agreement and shall have no other duties, express or implied. The Sellers’ Agent may engage attorneys, accountants and other professionals and experts as he determines necessary. The Sellers’ Agent may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action reasonably taken by the Sellers’ Agent based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. Sellers shall indemnify the Sellers’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder; provided, that no liability of any Seller pursuant to this sentence shall exceed such Seller’s Pro Rata Share of such liability. The Sellers’ Agent shall be reimbursed for reasonable expenses incurred in the performance of his duties (including, without limitation, the reasonable fees of attorneys, accountants and other professionals and experts), and all such expenses shall be paid by the Sellers to the extent of their Pro Rata Share of such expenses.

     Section 2.09. Company Audit Expenses. Within 10 Business Days after receipt of an invoice for the Company Audit Expenses (as described below), but in no event earlier than the Closing, Parent shall pay by wire transfer of immediately available funds, the Company Audit Expenses, in accordance with each Seller’s Pro Rata Share; provided that by the Closing Date, the audited accounts for all periods (A) meet all SEC requirements for filing as described in Regulation 210.3.05 of Regulation S-X under the 1933 Act and shall comply with all other applicable requirements of the 1933 Act and the 1934 Act and (B) are completed and delivered, along with the reasonable assurance of Moss Adams LLP to provide, upon reasonable request, the consent to use the audited accounts in any required Parent SEC filings. The Sellers’ Agent shall provide an invoice for the Company Audit Expenses no later than 30 days after the date of this Agreement. “Company Audit Expenses” shall mean 50% of the Company’s outside auditor’s fees for the fiscal year 2002 audit of the Company, together with 50% of any auditor’s fees associated with preparing the existing 2003 and 2004 audited accounts for presentation in Parent’s SEC filings. In no case shall Company Audit Expenses exceed $300,000.

     Section 2.10. Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the First Merger. All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the First Merger shall be aggregated, and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the Closing Price by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled.

     Section 2.11. Withholding Rights. Each of the Surviving Entity, Parent, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If any amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

     Section 2.12. Escrow.

     (a) Prior to or simultaneously with the Effective Time, the Sellers’ Agent and Parent shall enter into an escrow agreement with Wells Fargo Bank National Association (the “Escrow Agent”) substantially in the form of Exhibit G hereto (the “Escrow Agreement”). At the Effective Time, Parent shall withhold from the Merger Consideration and deposit with the Escrow Agent the Cash Escrow Holdback Amount and a certificate representing the Parent Stock Escrow Holdback Amount (together the “Escrow Fund”), to be held in an account (the “Escrow Account”) governed by the terms and conditions of the Escrow Agreement and managed by the Escrow Agent. The Escrow Account shall be available for withdrawal by Parent of the amount required by any adjustment to the Merger Consideration set forth in Section 2.07, any claim for Damages of an Indemnified Party pursuant to Section 12.02, and any claim for Losses of a Parent Indemnitee pursuant to Section 9.06. Parent shall cause to be distributed to each Seller such Seller’s Pro Rata Share of (i) the Parent Stock Escrow Holdback Amount and (ii) the Cash Escrow Holdback Amount less the Final Cash Escrow Holdback Amount as promptly as practicable, but in no event more than two Business Days, after the determination of Final Working Capital and the making of any adjustment to the Merger Consideration pursuant to Section 2.07. The Escrow Account shall terminate and Parent shall cause to be distributed to each Seller such Seller’s Pro Rata Share of the Final Cash Escrow Holdback Amount remaining, if any, in the Escrow Account promptly after April 16, 2007.

     (b) At the Effective Time, Parent shall withhold from the Merger Consideration each Seller’s Tax Escrow Share of the Tax Escrow Fund and deposit it with the Escrow Agent to be held in an account (the “Tax Escrow Account”) governed by the terms and conditions of the Escrow Agreement and managed by the Escrow Agent. The Tax Escrow Account shall only be available for withdrawal by Parent of the amount required by any claim for Losses of a Parent Indemnitee pursuant to Section 9.06(h) . The Tax Escrow Account shall terminate and Parent shall cause to be distributed to each Seller such Seller’s Tax Escrow Share of the Tax Escrow Fund remaining, if any, in the Tax Escrow Account as promptly as practicable, but in no event more than ten Business Days, after the earliest of (i) the receipt of a private letter ruling from the Internal Revenue Service pursuant to Section 1362(f) of the Code, reasonably acceptable to Parent, waiving termination of S corporation status with respect to the failure of the Chen Minors Trust to be treated as a qualified subchapter S trust, as defined in

Section 1361(d)(3) of the Code, that has made a valid election pursuant to Section 1361(d)(2) of the Code (a “QSST”), and providing inadvertent termination relief retroactively for all years for which such terminating event was effective, (ii) a Final Determination with respect to all Taxes described in Section 9.06(h), and (iii) the expiration of the full period of the applicable statute of limitations with respect to all Taxes described in Section 9.06(h) (giving effect to any waiver, mitigation, or extension thereof).

     Section 2.13. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond, in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against the Surviving Entity with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate to such Person, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

     Section 2.14. Parent Stock Consideration Adjustment. If, prior to any adjustment made pursuant to Section 2.07 of this Agreement, Sellers determine, in their sole discretion, that it is advisable in order to ensure the status of the Mergers as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”), the Sellers may elect to increase the Parent Stock Consideration and correspondingly decrease the Cash Consideration to a maximum amount of $2.5 million based on the Closing Price (which amount shall also reflect any adjustment made pursuant to Section 2.07 of this Agreement) (the “Sellers’ Requested Adjustment”); provided that no Sellers’ Requested Adjustment may occur unless the Closing Price is less than $6.00 and provided further, that the total number of shares of Parent Stock Consideration to be issued pursuant to this Agreement shall not be more than 19.9% of the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time. For purposes of clarification, if Parent Stock Consideration has increased $1.0 million pursuant to Section 2.07 of this Agreement, Sellers may elect to increase Parent Stock Consideration a further $1.5 million and correspondingly decrease the Cash Consideration $1.5 million under the Seller’s Requested Adjustment; if Parent Stock Consideration has decreased $1.0 million pursuant to Section 2.07 of this Agreement, Sellers may increase Parent Stock Consideration by $3.5 million and correspondingly decrease the Cash Consideration by $3.5 under the Sellers’ Requested Adjustment.

ARTICLE 3
INITIAL SURVIVING CORPORATION; THE SURVIVING ENTITY

     Section 3.01. Articles of Incorporation and Bylaws of the Initial Surviving Corporation. At the Effective Time, (i) the articles of incorporation of the Initial Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to be identical to the articles of incorporation of Merger Subsidiary I as in effect immediately prior to the Effective Time, until thereafter amended as provided under California Law and such articles of incorporation; provided that Article I of the articles of incorporation of the Initial Surviving Corporation shall be amended to read as follows: “The name of the corporation is Sieger Engineering, Inc.”, and (ii) the bylaws of Merger Subsidiary I as in effect immediately prior to the Effective Time shall be the bylaws of the Initial Surviving Corporation (other than any express references to the name of Merger Subsidiary I in such bylaws, which shall be amended to refer to the Initial Surviving Corporation) until thereafter amended in accordance with California Law and as provided in the articles of incorporation of the Initial Surviving Corporation and such bylaws.

     Section 3.02. Directors and Officers. The directors and officers of Merger Subsidiary I immediately prior to the Effective Time shall be the directors and officers of the Initial Surviving Corporation, each to hold such office in accordance with the provisions of California Law and the articles of incorporation and bylaws of the Initial Surviving Corporation provided that at the Effective Time, Leonid Mezhvinsky shall also become a director of the Initial Surviving Corporation.

     Section 3.03. Certificate of Formation and Limited Liability Company Agreement. The certificate of formation and limited liability company agreement of Merger Subsidiary II in effect immediately prior to the Second Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Entity unless and until amended in accordance with their terms and applicable law; provided that at the Second Effective Time, the certificate of formation and limited liability company agreement shall provide that the name of the Surviving Entity is “UCT Sieger Engineering LLC.”

     Section 3.04. Managers and Officers. The managers and officers of Merger Subsidiary II immediately prior to the Second Effective Time shall be the managers and officers of the Surviving Entity, each to hold office in accordance with the provisions of the LLC Act and the certificate of formation and limited liability company agreement of the Surviving Entity; provided that at the Second Effective Time, Leonid Mezhvinsky shall also become a manager of the Surviving Entity.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     With such exceptions as are disclosed in the Schedule attached to this Agreement (the “Company Disclosure Schedule”) (with specific reference to the Section of this Agreement to which information included in the Company Disclosure Schedule relates, it being agreed that any information disclosed with respect to one Section shall be deemed disclosed with respect to other Sections to the extent that such information is disclosed in such a way as to make the relevance of such information to such other Sections reasonably apparent), the Company and, with respect to Sections 4.01(b), 4.02(b) and 4.04, Leonid Mezhvinsky solely on behalf of the Mezhvinsky Living Trust and the Joshua Trust, and Joe Chen, solely on behalf of the Chen Living Trust and the Chen Minor Trust, represent and warrant to Parent as of the date hereof and as of the Closing Date that:

     Section 4.01. Existence and Power.

     (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent or its representatives true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect. The Company is not in violation of any of the provisions of its articles of incorporation or bylaws.

     (b) Each Trust is a statutory trust duly created and validly existing and is being administered under the laws of the state of California and each Trust Seller has all power to enter into this Agreement and, as applicable, all Ancillary Documents.

     Section 4.02. Authorization.

     (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the First Merger. This Agreement, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

     (b) The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Seller and are within the power of such Seller if such Seller is a Trust Seller. This Agreement, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of each Seller, enforceable against such Seller in accordance with its terms.

     Section 4.03. Governmental Authorization. The execution, delivery and performance by Sellers and the Company of this Agreement and the consummation by Sellers and the Company of the transactions contemplated hereby require no consent, approval or other authorization be obtained from, or filing to be made with, any Governmental Authority, other than (i) the filing of, with respect to the Mergers, as applicable, an agreement of merger with the Secretary of State of the State of California and a certificate of merger with the Delaware Secretary of State and (ii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair the ability of Sellers or the Company to consummate the transactions contemplated by this Agreement.

     Section 4.04. Noncontravention. The execution, delivery and performance by Sellers and the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, violate or result in any violation or any breach of any provision of the articles of incorporation or bylaws of the Company or any provision of the constitutive documents of a Trust, (ii) assuming compliance with the matters referenced in Section 4.03, contravene, conflict with, violate or result in any violation or any breach of any material provision of Applicable Law, (iii) require any consent or other action by any Person under, constitute a material default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any material benefit to which the Company is entitled under any provision of any material agreement or other material instrument binding upon Sellers or the Company or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien on any material asset of the Company.

     Section 4.05. Capitalization.

     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. As of the date hereof, there are outstanding 39,999,960 Shares, all of which are owned by Sellers, and employee stock options to purchase an aggregate of 3,581,440 shares of Company Common Stock. All Shares have been duly authorized and validly issued and are fully paid and nonassessable. Schedule 4.05 of the Company Disclosure Schedule contains a complete and correct list of each outstanding employee stock option to purchase shares of Company Common Stock, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto.

     (b) As of the date hereof, and except as set forth in this Section 4.05, there are no outstanding (i) shares of capital stock or voting securities of the Company other than the Shares, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options, warrants or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

     (c) At the Effective Time, all outstanding options to purchase the Company’s equity securities granted pursuant to any option or compensation plan or agreement (“Company Stock Options”) will terminate, expire and be of no further force or effect pursuant to the terms of the applicable plan or agreement and the holders of such options will have no rights with respect thereto and be entitled to no consideration in connection with such termination.

     (d) None of the Shares or Company Securities were issued in violation of the 1933 Act, California Law, or other state securities laws or regulations or any preemptive rights.

     Section 4.06. Ownership of Shares. Each Seller is the record and beneficial owner of those Shares set forth opposite such Seller’s name on Schedule 4.06 of the Company Disclosure Schedule, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares) except for such restrictions imposed by applicable U.S. federal and state securities laws.

     Section 4.07. No Subsidiaries. The Company does not have any Subsidiaries or any equity interest in any other entity.

     Section 4.08. Financial Statements. The audited balance sheets as of December 31, 2004 and 2005 and the related audited statements of income and cash flows for each of the years ended December 31, 2004 and 2005 and the Company Balance Sheet and the related unaudited interim statements of income and cash flows for the three months ended March 31, 2006 of the Company (collectively, the “Company Financial Statements”) fairly present in all material respects, in conformity with GAAP (other than the absence of footnotes in the case of unaudited financial statements) applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Company has delivered to Parent or its representatives true and complete copies of the Company Financial Statements.

     Section 4.09. Absence of Certain Changes. Since December 31, 2005, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

     (b) any declaration, setting aside or payment of a dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of the Company (other than the distribution of the Cash Account, which amounts shall be distributed to Sellers either prior to or within two Business Days after the Closing Date);

     (c) any amendment of any material term of any outstanding security of the Company;

     (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money in excess of $50,000;

     (e) any creation or other incurrence by the Company of any Lien (other than a Permitted Lien) on any asset other than in the ordinary course of business consistent with past practices;

     (f) any making of any loan (other than reimbursement of expenses of employees in the ordinary course of business), advance or capital contributions to or investment in any Person (including any Affiliate) in an amount greater than $5,000 to any such Person or greater than $25,000 in the aggregate to all Persons;

     (g) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company;

     (h) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) involving payments or obligations in excess of $50,000, other than transactions, commitments, contracts or agreements made in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

     (i) any relinquishment by the Company of any material right under a contract;

     (j) any change in any method of accounting or accounting practice by the Company, except as required by concurrent changes in GAAP;

     (k) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company (or any material amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee of the Company or (iii) material change in compensation or other benefits payable to any director, officer or employee of the Company pursuant to any severance or retirement plans or policies thereof;

     (l) any material labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement on December 31, 2005, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company;

     (m) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in an amount, singly greater than $200,000 or in the aggregate, greater than $1,000,000;

     (n) any transaction or commitment made by the Company with any Affiliate, other than the payment of employee compensation or expense reimbursements in the ordinary course of business consistent with past practices; or

     (o) any agreement or commitment to do any of the foregoing.

     Section 4.10. No Undisclosed Liabilities. There are no known material liabilities or obligations of the Company of any kind whatsoever (whether accrued, contingent, absolute, determined, determinable or otherwise) and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such liability, other than:

     (a) liabilities or obligations provided for in the Company Balance Sheet;

     (b) liabilities or obligations incurred since December 31, 2005 which were incurred in the ordinary course of business; and

     (c) liabilities listed on Schedule A hereto for fees and expenses of advisors, attorneys and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

     Section 4.11. Affiliated Balances. Schedule 4.11 of the Company Disclosure Schedule contains a complete list of all balances as of December 31, 2005 between each of the Sellers and each of their respective Affiliates, on the one hand, and the Company, on the other hand. Since the Company Balance Sheet Date, there has not been any accrual of liability by the Company to Sellers or any of their Affiliates or other transaction between the Company and Sellers and any of their Affiliates, except with respect to the period prior to the Company Balance Sheet Date, in the ordinary course of business of the Company, and thereafter, as provided in Schedule 4.11 of the Company Disclosure Schedule.

     Section 4.12. Material Contracts.

     (a) Except for the contracts disclosed in Schedule 4.12 of the Company Disclosure Schedule (the “Material Contracts”), the Company is not currently a party to or bound by:

     (i) any lease of personal property having an annual payment obligation in excess of $50,000 or of any real property;

     (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments by the Company of $50,000 or more or (B) aggregate payments by the Company of $50,000 or more;

     (iii) any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets (including, without limitation, any agreement or written arrangement with any customer of the Company) that provides for either (A) annual payments to the Company of $50,000 or more or (B) aggregate payments to the Company of $50,000 or more;

     (iv) any partnership, joint venture or other similar agreement or arrangement;

     (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

     (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) involving amounts of $50,000 or more;

     (vii) any option to acquire equity or assets or any license agreement (other than nonexclusive, inbound “shrinkwrapped” licenses and other similar licenses for personal computer software that are commercially available on non-discriminatory pricing terms at an individual acquisition cost of $1,000 or less);

     (viii) any agency, dealer, distributorship, reseller or other similar agreement involving amounts of $50,000 or more;

     (ix) any agreement that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date;

     (x) any agreement with any of the (i) Sellers or any of their Affiliates, (ii) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Sellers or any of their Affiliates or (iii) any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any of Sellers’ Affiliates, other than employee compensation or expense reimbursements in the ordinary course of business consistent with past practices;

     (xi) any agreement with any director or officer of the Company or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer, other than employee compensation or expense reimbursements in the ordinary course of business consistent with past practices;

     (xii) any agreement providing for indemnification by the Company, or in favor of the Company, other than indemnification provisions arising in the ordinary course of business and consistent with past practices, including without limitation in purchase orders, customer agreements or indemnities of lessors (other than any Affiliate) under any leases;

     (xiii) any material agreement containing a “most favored nation” or similar provision or providing for minimum purchase or sale obligations;

     (xiv) any agreement, arrangement, commitment or understanding relating to payments upon the change of control of the Company; or

     (xv) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and is not otherwise set forth in subsections (i) through (xiv) above.

     (b) Each agreement, contract, plan, lease, arrangement, commitment or understanding disclosed or required to be disclosed in this Schedule to this Agreement pursuant to this Section 4.12 is a valid and binding agreement of the Company and to the Knowledge of the Company is in full force and effect, and none of the Company or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to Parent or its representatives.

     (c) The Company has fulfilled in all material respects all obligations required pursuant to each Material Contract to have been performed by the Company prior to the date hereof.

     (d) The Company has complied with all material terms contained in any Material Contract that provide for pricing or other contract terms on a “most favored nation” or similar basis, and no refunds of any past payments are or are expected to become due.

     (e) The Company has obtained each consent required by a Material Contract (except a Material Contract containing no minimum purchase requirements that is terminable at any time by the counterparty) (such consents, the “Material Consents”).

     Section 4.13. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company, threatened against the Company, any present or former officer, director, shareholder or employee (in their capacity as such) of the Company, or any other Person for whom the Company may be liable or any of their respective properties which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have a material impact on the business of the Company or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the First Merger or any of the other transactions contemplated hereby.

     Section 4.14. Compliance with Laws and Court Orders. The Company is not in violation of, and has not violated in any material respect any Applicable Law, and to the knowledge of the Company, is not under investigation with respect to and since January 1, 2005, has not been threatened in writing to be charged with or has received written notice of any violation of, any material Applicable Law.

     Section 4.15. Properties; Sufficiency of Assets in Company.

     (a) The Company has good and valid, indefeasible, fee simple title to, or in the case of leased property and assets have valid leasehold interests in, all material property and assets (whether real, personal, tangible or intangible) reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for properties and assets sold since the Company Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except (i) Liens disclosed on the Company Balance Sheet and (ii) Permitted Liens;

     (b) The Company does not own any real property. True and complete copies of each lease of real property and personal property, together with all extensions, supplements, amendments, other modifications and nondisturbance agreements relating thereto, have been provided to Parent or its representatives prior to the date hereof;

     (c) To the knowledge of the Company, the tangible property and assets owned, licensed or leased by the Company constitute all of the material, tangible property and assets (including, without limitation, real property and personal property) used or held for use in connection with, and are adequate to conduct, the businesses of the Company as currently conducted;

     (d) To the knowledge of the Company, there are no condemnation proceedings affecting any such property or assets pending or threatened, which would reasonably be expected to materially detract from the value, materially interfere with any present use or materially adversely affect the marketability of any such property or assets;

     (e) To the knowledge of the Company, the plants, buildings, structures and equipment owned or leased by the Company are in operating condition and are adequate and suitable for their present uses;

     (f) To the knowledge of the Company, the plants, buildings and structures owned or leased by the Company currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the businesses of the Company as currently conducted. To the knowledge of the Company, (x) none of the structures on any such owned or leased real property encroaches upon real property of another Person, and (y) no structure of any other Person substantially encroaches upon any of such owned or leased real property; and

     (g) To the knowledge of the Company, each such real property has a valid and subsisting certificate of occupancy. The Company has not received any notice that its continued use, occupancy and operation as currently used, occupied and operated, is in violation of applicable building, zoning, subdivision, land use and other similar laws, regulations and ordinances.

     Section 4.16. Products. Each of the products produced or sold by the Company since January 1, 2005 has been produced in compliance in all material respects with every Applicable Law.

     Section 4.17. Intellectual Property.

     (a) Schedule 4.17(a) of the Company Disclosure Schedule contains a true and complete list of all Registered IP. The Company has taken all actions necessary to maintain and protect the Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions, and disclosure of any required information. The Company has complied with all applicable notice and marking requirements for the Registered IP. None of the Registered IP has been adjudged invalid or unenforceable in whole or part and all Registered IP is valid and enforceable.

     (b) Schedule 4.17(b) of the Company Disclosure Schedule contains a true and complete list of all agreements (whether written or otherwise, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and, if licensed on a per seat basis, have an individual acquisition cost of $500 per seat or less) to which the Company is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Intellectual Property or granting any indemnity or representation related to Intellectual Property on behalf of the Company.

     (c) To the knowledge of the Company, the Company possesses the rights (“Necessary IP Rights”) to practice all Intellectual Property necessary for the conduct of its business as currently conducted. The consummation of the transactions contemplated by this Agreement and by the Ancillary Documents will not alter, restrict, encumber, impair or extinguish any Necessary IP Rights.

     (d) None of Sellers or the Company has given to any Person an indemnity in connection with any Intellectual Property, other than indemnification provisions arising in the ordinary course of business, including without limitation in purchase orders or customer agreements.

     (e) Except as set forth on Part I of Schedule 4.17(e) of the Company Disclosure Schedule, there are no legal disputes or claims, threatened (to Company’s knowledge) or pending, (i) alleging infringement, misappropriation or any other violation of the Intellectual Property of any Person by the Company, or (ii) challenging the scope, ownership, validity, inventorship or enforceability of the Company IP or of the Company’s rights under the Necessary IP Rights. To Company’s knowledge, the Company has not infringed, misappropriated or otherwise violated any Intellectual Property of any third person. Except as set forth in Part II of Schedule 4.17(e) of the Company Disclosure Schedule, the Company has not received from any third party an unsolicited, written offer to license any patent right of such third party.

     (f) Except as set forth on Schedule 4.17(f) of the Company Disclosure Schedule, (i) the Company holds all right, title and interest in and to all Company IP, free and clear of any Lien and (ii) there are no restrictions on the disclosure, use or transfer of the Necessary IP Rights or the Company IP. All assignments (and licenses where required) of Registered Company IP have been duly recorded and ownership perfected, where necessary, with the appropriate governmental authorities.

     (g) The Company has taken all reasonable customary steps to protect its rights in confidential information and trade secrets and to protect any confidential information provided to them by any other person. The Company has obtained ownership of all works of authorship and inventions made by its employees, consultants and contractors and which relate to the Company’s business.

     Section 4.18. Insurance Coverage. Schedule 4.18 of the Company Disclosure Schedule sets forth a complete list of, and the Company has provided to Parent or its representatives true and complete copies of, all insurance policies and fidelity bonds currently in effect and relating to the assets, business, operations, employees, officers or directors of the Company (the “Company Insurance Policies”). There is no material claim by the Company pending under any of the Company Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Company Insurance Policies or in respect of which such underwriters have reserved their rights. All premiums payable under the Company Insurance Policies have been paid. The Company Insurance Policies are in full force and effect. The Company Insurance Policies (or other policies and bonds providing substantially similar insurance coverage) have been in effect since October 1, 2002. To the knowledge of the Company, there is no threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of the Company Insurance Policies. Except as disclosed in Schedule 4.18 of the Company Disclosure Schedule, the Company shall after the Closing continue to have coverage under the Company Insurance Policies with respect to events occurring prior to the Closing.

     Section 4.19. Licenses and Permits. The Company has obtained each material license, franchise, permit, certificate, approval or other similar authorization of a Governmental Authority that is required for the operation of the business of the Company as currently conducted and to permit the Company to own or use its assets in the manner in which such assets are currently owned or used (the “Permits”). Except as set forth on Schedule 4.19 of the Company Disclosure Schedule, (a) the Permits are valid and in full force and effect, (b) the Permits are in the name of, or have legally and validly by assigned to, the Company; (c) the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits (except to the extent that such default would not cause any loss or impairment of any Permit); and (d) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

     Section 4.20. Inventories. The inventories set forth in the Company Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently maintained and applied by the Company. Since the Company Balance Sheet Date, the inventories of the Company have been maintained in the ordinary course of business. All such inventories are owned free and clear of all Liens (except Permitted Liens). All of the inventories recorded on the Company Balance Sheet consist of, and all inventories of the Company on the Closing Date will consist of, items of a quality usable or saleable in the ordinary course of business based on commercial circumstances existing on the date hereof.

     Section 4.21. Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Company Balance Sheet

Date) reflected on the Company Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company as of the Closing Date will be, (i) a result of bona fide transactions conducted in the ordinary course of business, (ii) reflected properly on the Company’s books and records and (iii) to the Company’s knowledge, fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Company Balance Sheet (and any proportionate increase made to such reserves in the ordinary course of business consistent with past practices to reflect increases in the amount of receivables of the Company since the Company Balance Sheet Date). All accounts, notes receivable and other receivables arising out of or relating to such business of the Company as of the Company Balance Sheet Date have been included in the Company Balance Sheet, and all accounts, notes receivable and other receivables arising out of or relating to the business of the Company as of the Closing Date will be included in the Closing Balance Sheet, in accordance with GAAP applied on a consistent basis.

     Section 4.22. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers or the Company who is entitled to any fee or commission from Sellers or the Company in connection with the transactions contemplated by this Agreement.

     Section 4.23. Labor Matters. The Company is in compliance in all material respects with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. There is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company before the National Labor Relations Board or similar entity. (i) The Company is not a party, or otherwise subject, to any collective bargaining agreement or other labor union contract applicable to the employees of the Company, (ii) to the knowledge of the Company, there are no activities or proceedings by a labor union or representative thereof to organize any employees of the Company or to challenge the representative status of any union that currently represents such employees, and (iii) there are no pending labor disputes, lockouts, strikes, slowdowns, work stoppages, or, to the knowledge of the Company, threats thereof with respect to the Company.

     Section 4.24. Employee Benefit Plans.

     (a) Schedule 4.24 of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Affiliates and covers any employee or former employee of the Company, or with respect to which the Company has any liability (collectively, the “Employee Plans”). Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto).

     (b) None of the Company, any ERISA Affiliate of the Company and any predecessor thereof contributes to, or has in the six years past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA, or a plan subject to Title IV of ERISA.

     (c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service, and the Company is not aware of any reason why any such determination or opinion letter should be revoked or not be reissued. The Company has made available to Parent or its representatives copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such Employee Plan.

     (d) Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D or 5000 of the Code.

     (e) The Company has no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise tax under Section 4980B of the Code.

     (f) No employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit (including acceleration of vesting or exercise of an incentive award), as a result of the transactions contemplated hereby (whether alone or in connection with other events).

     (g) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

     (h) The Company has complied in all material respects with the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and any similar state or local laws regulating layoffs or employment terminations, and no employees of the Company have suffered an “employment loss” (as defined in the WARN Act) since 90 days prior to the date hereof and the Closing Date.

     (i) The Company has properly classified all individuals who provide services to or for it as an employee or independent contractor (including temporary employees), as applicable, for all purposes (including for purposes of withholding of taxes and participation in the Employee Plans).

     Section 4.25. Environmental Matters.

     (a) Except as disclosed on Schedule 4.25 of the Company Disclosure Schedule:

     (i) no written notice, notification, demand, request for information, citation, summons or order has been received which has not heretofore been cured or for which there is any remaining Company liability, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or to the Company’s knowledge, threatened by any Person (a) with respect to the Company and (b) relating to or arising out of any Environmental Requirement;

     (ii) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, from or under any property now or previously owned, leased or operated by the Company, in each case, which could reasonably be expected to result in a material liability to the Company;

     (iii) to the Company’s knowledge, no property currently owned, leased or operated by the Company or, to the Company’s knowledge, previously owned, leased or operated by the Company or any predecessor of the Company, is listed or, to the Company’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or on the Texas State Superfund Registry, the California Site Mitigation and Brownfields Reuse Program Database (also known as CalSites) or the Hazardous Waste and Substance Site List (also known as the Cortese List); and

     (iv) the Company is in compliance in all material respects with all Environmental Requirements, including with respect to the storage of oil on property leased or operated by the Company, and there are no instances of past non-compliance with Environmental Requirements or

Environmental Permits at current or former facilities of the Company or its predecessors for which there is any remaining material liability (whether fixed, accrued, contingent or otherwise) to the Company; the Company is in compliance with all Environmental Permits and such Environmental Permits are valid and in full force and effect.

     (b) The Company has made available for inspection to Parent or its representatives all environmental audits and environmental site assessments of any facility now or previously owned, leased or operated by the Company or any predecessor of the Company in the possession of the Company.

     Section 4.26. Certain Interests.

     (a) Except as set forth on Schedule 4.26(a) of the Company Disclosure Schedule, no Seller nor any officer or director of the Company and no spouse of any such Person

     (i) is an officer, director or shareholder of any significant supplier or customer of the Company, or of any company which holds, directly or indirectly, 50% or more of the outstanding shares of any such supplier or customer, provided that the ownership of securities representing not more than 2% of the outstanding voting power of any supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “shareholder” as long as the person owning such securities has no other material connection or relationship with such supplier or customer;

     (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any material tangible or intangible property which the Company uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company); or

     (iii) has any outstanding indebtedness to the Company.

     (b) Except for the payment of employee compensation in the ordinary course of business, the Company has no material liability or any other material obligation of any nature whatsoever to any shareholder of the Company or any affiliate thereof, or to any officer or director of the Company, or, to the knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

     (c) There have been no material transactions between the Company and any Affiliate since the Company Balance Sheet Date, other than the payment of salaries to officers or employees, all made in the ordinary course of business consistent with past practices. There are no material agreements, arrangements, commitments or understandings now in effect between the Company and any

Affiliate. Schedule 4.26(c) of the Company Disclosure Schedule states, as of the date of this Agreement, (i) the amounts due from the Company to any Affiliate and the amounts due from any Affiliate to the Company, other than amounts representing the payment of salaries to officers or employees made in the ordinary course of business consistent with past practices, (ii) the transactions out of which such amounts arose and (iii) any interest of any Affiliate in any supplier or customer of, or any other entity that has had material business dealings with the Company since the Company Balance Sheet Date. After the Closing, there will be no obligations or other liabilities, including inter company obligations, between the Company, on the one hand, and any Seller or any of their respective Affiliates, on the other hand, other than for the payment of salaries to officers or employees made in the ordinary course of business consistent with past practice and agreements contemplated by this Agreement.

     Section 4.27. Customers; Suppliers.

     (a) Schedule 4.27 of the Company Disclosure Schedule sets forth the names of the five most significant customers (by dollar amount of sales) of the Company for the year ended December 31, 2005, and the period from January 1, 2006 through May 31, 2006 (each, a “Significant Customer” and collectively, the “Significant Customers”), and the approximate dollar amount of sales for each such customer during such periods. Neither Sellers nor the Company have received express written or oral notice from any Significant Customer that it intends to cease, and to the knowledge of the Company, no Significant Customer has ceased, will cease, or is reasonably likely to cease to purchase the products of the Company or has substantially reduced, intends to substantially reduce, or is reasonably likely to substantially reduce the purchase by it of the aggregate amount of products from the Company (determined by reference to the market share of the aggregate amount of products purchased from the Company by such Significant Customer), whether as a result of the transactions contemplated hereby or otherwise.

     (b) Other than as disclosed on Schedule 4.27 of the Company Disclosure Schedule, within the past one year, the Company has not received any written communication from any Significant Customer regarding any material complaints regarding or related to the Company’s products, performance or services (including with respect to their quality or conformity with specifications).

     Section 4.28. Debt. Schedule 4.28 of the Company Disclosure Schedule contains a complete and accurate list of the outstanding principal, any accrued interest, and any other amounts outstanding under any loan agreement, line of credit, note, indebtedness for borrowed money, advances, guarantees or any other debt of the Company (including, but not limited to, the Loan Agreement between Sieger Engineering, Inc. and Union Bank of California, N.A., dated as of April 12, 2004 (the “Loan Agreement”)) as of the date hereof.

     Section 4.29. Books and Records. The books of account and other financial records of the Company have been maintained in accordance with sound business practices, including the maintenance of a system of internal controls adequate to maintain the integrity of the Company’s books and records. The minute books of the Company contain complete, correct and accurate records of all corporate action taken by the shareholders, the Board of Directors and any committees of the Board of Directors of the Company. At the Closing, all of those books and records will be in the possession of the Company. The Company has previously disclosed all of these books, records and accounts to Parent.

     Section 4.30. Independent Public Accountants. Moss Adams LLP, who have delivered their report with respect to the audited balance sheets as of December 31, 2004 and 2005 and the audited statements of income and cash flows for each of the years in the three year period ended December 31, 2005 of the Company, and who have performed a limited review and provided a report prepared in accordance with the SAS 100 for the period ended March 31, 2006, were at the time of such reports, and are currently independent public accountants with respect to the Company within the meaning of the 1933 Act.

     Section 4.31. FIRPTA. Parent has received a certification signed by the Company to the effect that no interest in the Company constitutes a United States real property interest, as defined in Section 897 of the Code.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF CERTAIN SELLERS

     Each of the Sellers, severally and not jointly, represents and warrants to Parent, solely on behalf of itself, that:

     Section 5.01. Experienced and Sophisticated Investor. Each Seller has knowledge and experience in financial and business matters so that it is capable of evaluating the merits and understanding the risks of its investment in Parent and has the capacity to protect its own interests.

     Section 5.02. Investment Intent; Blue Sky. Each Seller is acquiring the shares of Parent Common Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Each Seller understands that the issuance of the shares of Parent Common Stock has not been, and will not be, registered under the 1933 Act by reason of a specific exemption from the registration provisions of the 1933 Act, the availability of which depends upon, among other things, the bona fide nature of each such Seller’s investment intent and the accuracy of each Seller’s representations as expressed herein.

     Section 5.03. Rule 144. Each Seller acknowledges that the shares of Parent Common Stock must be held indefinitely unless subsequently registered under the 1933 Act or unless an exemption from such registration is available. Each Seller is aware of the provisions of Rule 144 promulgated under the 1933 Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about Parent, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in a transaction directly with a “market maker,” and the number of shares being sold during any three-month period not exceeding specified limitations.

     Section 5.04. Restrictions on Transfer; Restrictive Legends. Each Seller understands that the transfer of the shares of Parent Common Stock is restricted by applicable state and federal securities laws, and that the certificates representing the shares of Parent Common Stock will be imprinted with legends restricting transfer except in compliance therewith.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company and Sellers as of the date hereof and as of the Closing Date that:

     Section 6.01. Corporate Existence and Power. Each of Parent and the Merger Subsidiaries has been duly incorporated or organized, as the case may be, and is validly existing and in good standing as a corporation or limited liability company, as the case may be, under the laws of the state of its incorporation or organization, and has all corporate or limited liability company powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Since the date of their respective incorporation or formation, the Merger Subsidiaries have not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing related to the transactions contemplated hereby. The Merger Subsidiaries have not conducted any business activities except for entering into this Agreement and matters related thereto.

     Section 6.02. Corporate Authorization. The execution, delivery and performance by Parent and the Merger Subsidiaries of this Agreement and the consummation by Parent and the Merger Subsidiaries of the transactions contemplated hereby are within the corporate or limited liability company powers of Parent and the Merger Subsidiaries and have been duly authorized by all necessary corporate and limited liability company action on the part of Parent and the Merger Subsidiaries. This Agreement constitutes a valid and binding agreement of Parent and the Merger Subsidiaries.

     Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and the Merger Subsidiaries of this Agreement and the consummation of the transactions by Parent and the Merger Subsidiaries contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of agreements of merger with respect to the Mergers with the Secretary of State of the State of California, and a certificate of merger with the Delaware Secretary of State with respect to the Second Merger, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, and (iii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or materially to impair the ability of Parent and the Merger Subsidiaries to consummate the transactions contemplated by this Agreement.

     Section 6.04. Noncontravention. The execution, delivery and performance by Parent and the Merger Subsidiaries of this Agreement and the consummation by Parent and the Merger Subsidiaries of the transactions contemplated hereby do not and will not (i) violate the certificates of incorporation or bylaws or limited liability company agreement of Parent or the Merger Subsidiaries, (ii) assuming compliance with the matters referred to in Section 6.03, violate any applicable material law, rule, regulation, judgment, injunction, order or decree, or (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent is entitled under any provision of any agreement or other instrument binding upon Parent or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent.

     Section 6.05. SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2004, and has made available (including via EDGAR) to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”),

including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied (and, with respect to the Parent SEC reports filed after the date of this Agreement and prior to the Closing, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto at the time of filing, (ii) was prepared (and, with respect to the Parent SEC reports filed after the date of this Agreement and prior to the Closing, will be prepared) in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the rules and regulations of the SEC) and (iii) fairly presented (and, with respect to the Parent SEC reports filed after the date of this Agreement and prior to the Closing, will fairly present) the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are or will be subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

     Section 6.06. Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened against, Parent or any of its officers, directors or employees (in their capacities as such) or any of Parent’s properties which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

     Section 6.07. Finders’ Fees. Except for Piper Jaffray & Co., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     Section 6.08. Common Stock. The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

     Section 6.09. No Material Adverse Effect. Since December 31, 2005, there has not occurred any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

ARTICLE 7
COVENANTS OF PARENT

Section 7.01. Indemnification of Company Directors and Officers. Following the Closing, Parent shall indemnify and hold harmless each Company director and officer against any claim (other than for fraud or failure of the duty of loyalty and otherwise only to the extent permissible within the Delaware General Corporation Law) brought by a party that is not and does not purport to be a shareholder of the Company, and the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions, with respect to exculpation from and indemnification against any claim brought by a party that is not and does not purport to be a shareholder of the Company, that are at least as favorable to the Company’s directors and officers as those contained in Parent’s certificate of incorporation and bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of two years from the Effective Time in any manner that would adversely affect the rights thereunder of any Company director or officer or of individuals who, immediately prior to the Effective Time, were employees or agents of the Company, unless such modification is required by law.

ARTICLE 8
COVENANTS OF PARENT, THE MERGER SUBSIDIARIES
AND THE COMPANY

Parent, the Merger Subsidiaries and the Company agree that:

     Section 8.01. Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Parent and the Company will, and the Company shall cause Sellers to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Parent and the Company agree, and shall cause the Surviving Entity, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     Section 8.02. Certain Filings. Parent, the Merger Subsidiaries and the Company shall, and the Company shall cause Sellers to, reasonably cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information reasonably required in connection therewith and seeking timely to obtain any actions, consents, approvals or waivers reasonably necessary in connection herewith. Without limiting the generality of the foregoing, the Company shall (i) use commercially reasonable efforts to identify Permits reasonably necessary to operate the Surviving Entity from and after the Closing and (ii) use commercially reasonable efforts to obtain consents reasonably necessary to the transfer of such Permits which are transferable at or prior to the Closing. Prior to and after the Closing, the Company shall, and shall cause Sellers to, reasonably cooperate with the Surviving Entity with respect to the transfer of all Permits.

     (b) Public Announcements. The parties agree not to issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, such consent not to be unreasonably withheld, except that Parent may issue press releases and make public filings to the extent required by Applicable Law, regulation or any listing agreement with Nasdaq or any national securities exchange, and further agree not to issue any such press release or make any such public statement prior to receiving such written consent, except to the extent required by Applicable Law, regulation or any listing agreement with Nasdaq or any national securities exchange. Parent and the Company will consult with each other before issuing, and provide each other, to the extent practicable, reasonable opportunity to review and comment upon any press release or public statement with respect to this Agreement and the transactions contemplated hereby.

     Section 8.03. Further Assurances. At and after the Second Effective Time, the officers and managers of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Surviving Entity or any Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Entity or any Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Mergers.

     Section 8.04. Confidentiality. The Parties hereto acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated May 9, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold any Confidential Information (as defined in the Confidentiality Agreement and including this Agreement and the transactions contemplated hereby) confidential in accordance with the terms of the Confidentiality Agreement provided that (i) to the extent they are inconsistent with each other, the terms of this Agreement shall supersede the terms of the Confidentiality Agreement and (ii) at the Closing the obligations of Parent pursuant to the Confidentiality Agreement shall cease and be of no further force and effect.

     Section 8.05. Consent Of Moss Adams. Following the Closing, Sellers will use commercially reasonable efforts to direct Moss Adams LLP to provide their consent to the use of their reports and the reference to them as “experts” in any filing with the SEC that includes the audited financial statements of the

Company. In the event that Moss Adams LLP does not provide such consent at any time requested by Parent during the period beginning 10 days after the Closing and ending 120 days after the Closing, Parent agrees to pay up to 50% of the total expenses (the “Consent Expenses”) associated with Parent engaging an independent accountant of nationally recognized standing, which Parent shall select in its reasonable discretion, to audit such financial statements and provide such audit opinion and consent to the use of such report and the reference to such accountants as “experts” in any filing with the SEC; provided, that Parent’s portion of the Consent Expenses shall not exceed $500,000. Each of (i) Leonid Mezhvinsky (whose Pro Rata Share for purposes of this Section 9.05 only shall be deemed to include the Pro Rata Share of each of the Mezhvinsky Living Trust, Victor Mezhvinsky and the Joshua Trust; (ii) Joe Chen (whose Pro Rata Share for purposes of this Section 9.05 only shall be deemed to include the Pro Rata Share of the Chen Living Trust and the Chen Minors Trust); and (iii) Frank Moreman, severally, and not jointly, in proportion to their Pro Rata Share, agrees to pay, within 10 Business Days after receipt of an invoice from Parent, the remaining portion of the Consent Expenses.

ARTICLE 9
TAX MATTERS

     Section 9.01. Tax Definitions. The following terms, as used herein, have the following meanings:

     “Parent Indemnitee” means Parent, any of its Affiliates and, effective upon the Closing, the Surviving Entity.

     “Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

     “S Corporation Share” means with respect to the Mezhvinsky Persons, 30%, with respect to the Chen Persons, 66.5% and with respect to Frank Moreman, 3.5% .

     “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of the Company for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement) arising out of or attributable to actions taken during the Pre-Closing Tax Period.

     “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

     Section 9.02. Tax Representations. The Company represents and warrants to Parent as of the date hereof and as of the Closing Date that:

     (a) Filing and Payment. Except as set forth on Schedule 9.02(a) of the Company Disclosure Schedule, (i) all federal, state and other material Tax returns, statements, reports, elections, declarations, disclosures, schedules and forms (including estimated tax or information returns and reports) filed or required to be filed with any Taxing Authority (“Returns”) with respect to any Pre-Closing Tax Period by or on behalf of the Company, have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws (taking into account any extensions); (ii) as of the time of filing, such Returns were true and complete in all material respects; and (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted, to the appropriate Taxing Authority.

     (b) Financial Records. Except as set forth on Schedule 9.02(b) of the Company Disclosure Schedule, (i) the charges, accruals and reserves for Taxes with respect to the Company reflected on the books of the Company (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company ordinarily records items on its respective books; and (ii) since the end of the last period for which the Company ordinarily records items on its books, the Company has not incurred or accrued any liability for Taxes other than in the ordinary course of business.

     (c) Procedure and Compliance. Except as set forth on Schedule 9.02(c) of the Company Disclosure Schedule, (i) all federal, state and other material Returns filed with respect to Tax years of the Company through the Tax year ended December 31, 2004 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) the Company has not granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (iii) there is no claim, audit, action, suit, proceeding, or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company in respect of any Tax or Return; and (iv) no adjustment that would increase the Tax liability of the Company has been made, proposed or threatened in writing by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent Pre-Closing Tax Period or Post-Closing Tax Period.

     (d) Taxing Jurisdictions. No claim has been made by any Taxing Authority of a jurisdiction in which the Company does not file Returns that the Company is required to file Returns in such jurisdiction.

     (e) Tax Sharing, Consolidation and Similar Arrangements. Except as set forth on Schedule 9.02(e) of the Company Disclosure Schedule, (i) the Company has not been a member of an affiliated, consolidated, combined or unitary group, or made any election or participated in any arrangement whereby any Tax liability of the Company was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability of any other Person; (ii) the Company is not a party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax;” (iii) to the Company’s knowledge no amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by the Company, regardless of whether such Tax is imposed on the Company; and (iv) the Company has not entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

     (f) Certain Agreements and Arrangements. Except as set forth on Schedule 9.02(f) of the Company Disclosure Schedule, (i) the Company is not a party to any understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, and has not “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011 -4; and (ii) during the five-year period ending on the date hereof, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

     (g) Post-Closing Attributes. Except as set forth on Schedule 9.02(g) of the Company Disclosure Schedule, (i) the Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period; and (ii) the Company will not be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including any distributions in a Pre-Closing Tax Period from an entity that is fiscally transparent for Tax purposes and any income that would be includible in a Post-Closing Tax Period as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code).

     (h) S Corporation Status. The Company (and any predecessor of the Company) has been a validly electing S corporation, within the meaning of Sections 1361 and 1362 of the Code, at all times on or after October 1, 1995, and the Company will be an S corporation up to and including the day before the Closing Date. Except as set forth on Schedule 9.02(h) of the Company Disclosure Schedule, the Company (and any predecessor of the Company) has qualified as an S corporation at all times on or after October 1, 1995, and will qualify as an S corporation up to and including the day before the Closing Date, in all state and local jurisdictions in which the Company files Returns. The Company was taxed as a C Corporation from its inception on December 9, 1982 until the effective date of its S Corporation election on October 1, 1995. The Company has not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis of the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. The Company has no potential liability for any Tax under Section 1374 of the Code. Prior to the day of the Closing Date, the Company has properly and timely filed a statement pursuant to Revenue Procedure 2004-35 for automatic relief for late shareholder consents for S corporation elections in community property states.

     (i) Texas Sales. The letter attached as Exhibit K accurately and completely describes all of the sales that have been made prior to the Closing by the Company to Applied Materials, Inc. in any Texas location.

     Section 9.03. Covenants.

     (a) Except as expressly provided elsewhere in this Article 9, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), none of Sellers or the Company shall, to the extent it relates to the Company, make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment.

     (b) Sellers’ Agent shall prepare or cause to be prepared and file or cause to be filed all Returns and all amended Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Sellers’ Agent shall permit Parent to review and comment on each such Return described in the preceding sentence at least 30 days prior to the due date for such Return, and shall provide Parent with all related workpapers. Such Returns shall be prepared in a manner consistent with the Company’s prior practice. Sellers’ Agent shall not file any Returns described in this Section 9.03(b) without the prior written consent of Parent (which shall not be unreasonably withheld). In the event that there is a dispute regarding the Returns, Section 9.07 shall apply. To the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other Tax items for such periods on their Returns in a manner consistent with the Schedule K-1s furnished by the Company to Sellers for such periods.

     (c) Prior to the Closing, the Company shall not make any payment of, or in respect of, any Tax to any Person or any Taxing Authority, except to the extent such payment is in respect of a Tax that is due or payable or has been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of the Company.

     (d) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) shall be paid equally by (i) Parent and (ii) Sellers (in proportion to their Pro Rata Share) when due, and the Company will file all necessary Returns and other documentation with respect to all such Taxes and fees, with the costs of such Returns and other documentation to be borne equally by Parent and Sellers (in proportion to their Pro Rata Share), and if required by applicable law, Parent will, and will cause its Affiliates to, join in the execution of any such Returns and other documentation.

     (e) Sellers’ Agent shall have the right to prepare or cause to be prepared a request for a private letter ruling from the Internal Revenue Service pursuant to Section 1362(f) of the Code, waiving any termination of the Company’s S corporation status. Prior to submitting such ruling request, Sellers’ Agent shall permit Parent to review and comment on such ruling request at Parent’s expense. Parent shall cooperate with the Sellers’ Agent in the preparation and submission of such ruling request and shall take reasonable actions in support of the ruling request, including causing the Company or the Surviving Entity to execute and submit such ruling request. Sellers shall (in proportion to their Tax Escrow Share) reimburse Parent for any reasonable costs or expenses incurred in cooperating with the Sellers’ Agent in the preparation and submission of the ruling request.

     (f) Except to the extent that such refund is reflected as a current Tax asset in the calculation of Final Working Capital, any refund with respect to a Tax of the Company related to a Pre-Closing Tax Period shall be for the benefit of the Sellers, and Parent shall promptly remit any such refund to the Sellers’ Agent upon receipt of such refund.

     Section 9.04. Tax Sharing. Any and all existing Tax Sharing Agreements shall be terminated as of the Closing Date. After the Closing Date, the Company shall not have any further rights or liabilities thereunder.

     Section 9.05. Cooperation on Tax Matters.

     (a) Parent and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Return (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Parent or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

     (b) Parent and Sellers further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of the Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

     Section 9.06. Tax Indemnification.

     (a) Each of (i) the Mezhvinsky Persons, jointly and severally up to Leonid Mezhvinsky’s Pro Rata Share (which for purposes of this Section 9.06 only shall be deemed to include the Pro Rata Share of each of the Mezhvinsky Living Trust, Victor Mezhvinsky and the Joshua Trust), (ii) the Chen Persons, jointly and severally up to Joe Chen’s Pro Rata Share (which for purposes of this Section 9.06 only shall be deemed to include the Pro Rata Share of each of the Chen Living Trust and the Chen Minors Trust) and (iii) Frank Moreman, severally, and not jointly, in proportion to their Pro Rata Share, by adopting this Agreement, shall hereby agree to indemnify each Parent Indemnitee against and agree to hold each Parent Indemnitee harmless from any:

     (u) Tax of the Company described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period, except to the extent such Tax is reflected as a current Tax liability in the calculation of Final Working Capital or arises out of a transaction outside of the ordinary course of business occurring on the Closing Date but after the Closing,

     (v) Tax described in clause (ii) or (iii) of the definition of Tax, except to the extent such Tax is reflected as a current Tax liability in the calculation of Final Working Capital or arises out of a transaction outside of the ordinary course of business occurring on the Closing Date but after the Closing,

     (w) Tax of the Company resulting from a breach of the provisions of Section 9.02 or Section 9.03,

     (x) Tax resulting from the application of Section 280G of the Code to any payment made pursuant to this Agreement or to any payment made as a result of, or in connection with, any transaction contemplated by this Agreement,

     (y) Tax of the Company resulting from a termination of any Tax Sharing Agreement pursuant to Section 9.04, and

     (z) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (u), (v), (w), (x) or (y),

(the sum of (u), (v), (w), (x), (y), and (z) of this Section 9.06(a) and (i) and (ii) of Section 9.06(h) being referred to herein as a “Loss”).

     (b) For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date (excluding therefrom Taxes arising out of any transaction outside of the ordinary course of business occurring on the Closing Date but after the Closing). All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Company.

     (c) Not later than 30 days after receipt by Sellers’ Agent of written notice from Parent stating that any Loss has been incurred by a Parent Indemnitee and the amount thereof and of the indemnity payment requested, Sellers shall discharge their obligation to indemnify the Parent Indemnitee against such Loss by paying to Parent an amount equal to the amount of such Loss. For this purpose, a Loss shall not be considered incurred to the extent it is the subject of an unresolved Tax Contest and is not yet payable by the Parent Indemnitee. Notwithstanding the foregoing, if Parent provides Sellers’ Agent with written notice of at least 30 days prior to the date on which the relevant Loss is required to be paid by any Parent Indemnitee, within that 30 day period Sellers shall discharge their obligation to indemnify the Parent Indemnitee against such Loss by making payments to the relevant Taxing Authority or Parent, as directed by Parent, in an aggregate amount equal to the amount of such Loss. The payment by a Parent Indemnitee of any Loss shall not relieve Sellers of their obligation under this Section 9.06.

     (d) For purposes of computing the amount of any Loss incurred by the Parent Indemnitee, there shall be deducted an amount equal to the amount of any net Tax benefit actually received by the Parent Indemnitee or any of their respective Affiliates directly as a consequence of such Loss.

     (e) Parent shall give written notice to Sellers’ Agent of any Loss or the assertion of any claim, or the commencement of any suit, action or proceeding (a “Tax Contest”) in respect of which indemnity may be sought hereunder (specifying with reasonable particularity the basis therefor) within ten (10) days of receipt thereof and will give Sellers’ Agent such information with respect thereto as Sellers’ Agent may reasonably request. Sellers’ Agent shall have the right, upon notice to Parent, to control the conduct and resolution of any Tax Contest that (i) relates solely to a Pre-Closing Tax Period and (ii) does not involve any corporate-level Tax of the Company; provided that (A) Sellers’ Agent’s counsel is reasonably satisfactory to Parent, (B) Parent shall have the right (but not the duty) to participate in the defense thereof, (C) Sellers’ Agent shall keep Parent reasonably informed of all developments on a timely basis, and (D) Sellers’ Agent shall not, without Parent’s consent, which shall not be unreasonably withheld or delayed, agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of Parent, any of its Affiliates or, upon the Closing, the Company. Parent shall have the right to control the conduct and resolution of any other Tax Contest and shall keep Sellers’ Agent reasonably informed of all developments on a timely basis. Sellers’ Agent may, at Seller’s expense, participate in the defense of such Tax Contest. Parent shall not resolve any such Tax Contest in a manner that could reasonably be expected to have an adverse impact on Seller’s indemnification obligation under this Agreement without Sellers’ Agent’s written consent, which shall not be unreasonably withheld or delayed. All of the parties hereto shall cooperate in the defense or prosecution of any claim.

     (f) No investigation by Parent or any of its Affiliates at or prior to the Closing Date shall relieve Sellers of any liability hereunder;

     (g) Any claim of any Parent Indemnitee under this Section may be made and enforced by Parent on behalf of such Parent Indemnitee.

     (h) Each of the Mezhvinsky Persons, jointly and severally up to the amount of their S Corporation Share, the Chen Persons, jointly and severally up to the amount of their S Corporation Share, and Frank Moreman, up to the amount of his S Corporation Share, by adopting this Agreement, shall hereby agree to indemnify each Parent Indemnitee against and agree to hold each Parent Indemnitee harmless from any (i) Tax of the Company resulting from the failure of the Company (and any predecessor of the Company) to be a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, or to qualify as an S corporation for all state and local tax purposes, at all times from June 4, 2004 up to and including the day before the Closing Date caused solely by a failure of the Chen Minors Trust to be treated at all times as a QSST, and (ii) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any such Tax. For the purposes of indemnification under this Section 9.02(h), the value of each share of Parent Common Stock delivered in satisfaction of any claim shall be the average of the closing prices of one share of Parent Common Stock on The Nasdaq National Market for the five trading days ending two Business Days immediately prior to the payment of such claim. To the extent that any Loss pursuant to this Section 9.02(h) exceeds the Tax Escrow Fund, the settlement of an indemnification claim with respect to such Loss by any of the indemnifying parties may be made in Parent Common Stock or cash, at the election of such indemnifying party. Notwithstanding anything contained in this Agreement to the contrary, this Section 9.02(h) shall apply to any claims with respect to Taxes described under clause(i) of this Section 9.02(h), regardless of whether such claims could also be made under another Section of this Agreement. Notwithstanding the foregoing, to the extent that any Loss pursuant to this Section 9.02(h) exceeds the Tax Escrow Fund, or in the event that the Tax Escrow Account has terminated, the full amount of the Escrow Account shall be available for the satisfaction of such Loss even if a Person’s Pro Rata Share of such Escrow Account exceeds the amount of such Person’s indemnification obligation pursuant to this Section 9.02(h) .

     Section 9.07. Certain Disputes. Disputes arising under Section 9.03(b) or Section 9.06(b) and not resolved by mutual agreement within 30 days shall be resolved by a nationally recognized accounting firm with no material relationship with Parent, Sellers or their Affiliates (the “Accounting Referee”), chosen and mutually acceptable to both Parent and Sellers within five days of the date on which the need to choose the Accounting Referee arises. The Accounting Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Accounting Referee shall be borne equally by Parent and the Sellers in proportion to their Pro Rata Share.

     Section 9.08. Purchase Price Adjustment. Any amount paid by Sellers or Parent under Article 9 or Article 12 will be treated as an adjustment to the Merger Consideration.

     Section 9.09. Tax Certificates. Parent and the Company shall use commercially reasonable efforts to provide tax representation certificates substantially in the form of Exhibits I-1 and I-2 and J-1 and J-2 hereto to Wilson Sonsini Goodrich & Rosati, a Professional Corporation. The certificates attached as Exhibits I-1 and J-1 shall be delivered at the Closing, and the certificates attached as Exhibits I-2 and J -2 shall be delivered as soon as practicable after any adjustment is made pursuant to Section 2.07.

     Section 9.10. Tax-Free Reorganization Treatment. The parties intend, if the Mergers are consummated, that the First and Second Mergers be treated as one integrated transaction, qualifying as a 368 Reorganization and for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368 -2(g). Prior to the Effective Time, each of Parent and the Company shall use commercially reasonable efforts to cause the First Merger and the Second Merger to be treated as one integrated transaction that qualifies as a 368 Reorganization, and, except as otherwise provided in this Agreement, shall not take any action reasonably likely to cause the Mergers not so to qualify. Except as otherwise provided in this Agreement, Parent shall not take or omit to take, or cause the Surviving Entity to take or omit to take, any action after the Effective Time reasonably likely to cause the Mergers not to qualify as a 368 Reorganization.

     Section 9.11. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 9 other than Sections 9.09 and 9.10, shall survive for the full period of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

ARTICLE 10
EMPLOYEE BENEFITS

     Section 10.01. Company Plans.

     (a) The Company will, and shall cause Sellers to, terminate all of the Company’s stock option plans or agreements effective at the Effective Time and shall take all actions required to give effect to such termination. The Company will cancel each Company Stock Option outstanding at the Effective Time.

     (b) Effective as the Effective Time, the Company shall terminate any and all 401(k) plans sponsored or maintained by the Company and shall provide Parent evidence of such termination.

     Section 10.02. Parent Benefit Plans.

     (a) Subject to the other provisions of this Section 10.02, Parent agrees that all full-time employees of the Company who continue employment with the Surviving Entity or Parent after the Effective Time (the “Continuing Employees”) shall have the opportunity to participate in employee benefit plans of Parent (the “Plans”) that provide benefits as follows:

     (i) Parent will cause Continuing Employees to have benefits that are substantially similar in the aggregate to the benefits provided by Parent to employees of Parent (and their eligible dependants) serving in comparable positions;

     (ii) Parent will grant options to purchase Parent Common Stock to Continuing Employees in amounts consistent with stock option awards for similarly situated employees of Parent, consistent with Parent’s applicable stock option practices and procedures; and

     (iii) (x) Parent will allow the Continuing Employees and their eligible dependents to participate in the Plans on terms no less favorable than those provided to similarly situated employees of Parent, (y) each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting under such Plan for years of service with the Company prior to the Closing Date, and (z) Parent will use commercially reasonable efforts (but without a requirement to make any payments or incur any costs) to cause to be waived any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such employees and their eligible dependents will participate and will provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date.

     (b) Nothing in this Section 10.02(b) or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent or the Surviving Entity, and the employment of each Continuing Employee shall be “at will” employment, if permitted under Applicable Law.

     Section 10.03. Parent Employee Stock Purchase Plan. Parent agrees that, to the extent permitted under Applicable Law and the terms of the Plan applicable to other employees of Parent, as of the next general enrollment date under the amended and restated employee stock purchase plan sponsored by Parent (the “Parent ESPP”), Continuing Employees may participate in the Parent ESPP to the extent such Parent ESPP is in effect; provided, that nothing herein shall prevent Parent from terminating the Parent ESPP at any time.

     Section 10.04. Parent Management and Board Appointee. Parent shall cause Leonid Mezhvinsky to be (i) appointed President of Parent, effective at the Effective Time, and (ii) appointed to the board of directors of Parent as soon as reasonably practicable after the date that Parent has appointed an "Independent Director" (as defined under Nasdaq Marketplace Rule 4200(a)(15)).

ARTICLE 11
CONDITIONS TO CLOSING

     Section 11.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent, Merger Subsidiary I, Merger Subsidiary II and Sellers to consummate the Mergers are subject to the satisfaction or, to the extent permitted, the mutual waiver, of the following conditions:

     (a) No provision of any Applicable Law, no regulation of any Governmental Authority of competent jurisdiction and no judgment, injunction, order or decree of any Governmental Authority of competent jurisdiction shall have been enacted or otherwise be in effect that prohibits the consummation of the Mergers.

     (b) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Mergers shall have been taken, made or obtained.

     Section 11.02. Conditions to Obligation of Parent and the Merger Subsidiaries. The obligation of Parent and the Merger Subsidiaries to consummate the Mergers is subject to the satisfaction or, to the extent permitted, waiver of the following conditions:

     (a) (i) The Company and each Seller shall have performed in all material respects their respective obligations hereunder to the extent required to be performed by it or such Seller, as the case may be, at or prior to the Closing, (ii) the representations and warranties of the Company and Leonid Mezhvinsky contained in this Agreement and in any certificate delivered by the Company, Leonid Mezhvinsky or a Seller at the Closing (A) that are qualified by materiality or Material Adverse Effect shall be true and correct at and as of the Closing as if made at and as of such time (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such date), and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date), and (iii) Parent shall have received a certificate signed by each Seller and on behalf of the Company by its President and Chief Executive Officer, Leonid Mezhvinsky, to the foregoing effect.

     (b) No claim, action, suit, arbitration, inquiry, proceeding or investigation by any Governmental Authority shall have been commenced against the Company, Sellers, the Merger Subsidiaries or Parent, seeking to restrain or materially and adversely alter the transactions contemplated hereby which would, if successful, render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which would reasonably be expected to have a Material Adverse Effect on the Company or Parent.

     (c) There shall not have occurred any notice, demand or perfection of dissenter’s rights with respect to any of the Shares.

     (d) Parent shall have received the (i) Escrow Agreement, duly executed by the Sellers’ Agent and the Escrow Agent, (ii) Amended and Restated Stockholders’ Agreement, duly executed by FP Ultra Clean, LLC and each Seller, (iii) Amended and Restated Registration Rights Agreement, duly executed by each Seller, (iv) Mezhvinsky Employment Agreement, duly executed by Leonid Mezhvinsky, (v) Mezhvinsky Non-Compete Agreement duly executed by Leonid Mezhvinsky, (vi) Chen Non-Compete Agreement, duly executed by Joe Chen, and (vii) Lockup Agreement, duly executed by Leonid Mezhvinsky.

     (e) The Lease Amendment shall be in full force and effect.

     (f) Parent shall have timely received a payoff letter from the Union Bank of California, N.A. establishing the total amount of all principal and accrued interest required to be paid at the Closing in order to completely repay and cancel the Company’s indebtedness under the Loan Agreement and certifying that upon such payment there will be no further financial obligations under the Loan Agreement and no further payments, penalties or fees due as a result of the payment or prepayment of such indebtedness.

     (g) Silicon Valley Bank shall have provided financing to Parent in the amount of $25,000,000.

     Section 11.03. Conditions to Obligation of the Company and Sellers. The obligation of Sellers to consummate the Mergers is subject to the satisfaction or, to the extent permitted, waiver of the following conditions:

     (a) (i) Parent and each of the Merger Subsidiaries shall have performed in all material respects their respective obligations hereunder to the extent required to be performed by it or such Merger Subsidiary, as the case may be, at or prior to the Closing, (ii) the representations and warranties of Parent in this Agreement and in any certificate delivered by Parent at the Closing (A) that are qualified by materiality or Material Adverse Effect shall be true and correct at and as of the Closing as if made at and as of such time (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such date), and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date), and (iii) the Company shall have received a certificate signed on behalf of Parent by its President to the foregoing effect.

     (b) Sellers shall have received (i) the Escrow Agreement, duly executed by the Escrow Agent and Parent, and (ii) the Amended and Restated Stockholders’ Agreement, duly executed by Parent and FP-Ultra Clean, LLC.

     (c) Sellers shall have received the Amended and Restated Registration Rights Agreement duly executed by Parent and such agreement shall be in the full force and effect.

     (d) Leonid Mezhvinsky shall have received the Mezhvinsky Employment Agreement duly executed by Parent and such agreement shall be in full force and effect.

ARTICLE 12
SURVIVAL; INDEMNIFICATION

     Section 12.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until 18 months after the Closing Date (such 18-month period the “Indemnity Period”); provided that (i) the representations and warranties in Sections 4.05, 4.06 and 4.22 and the covenants contained herein shall survive indefinitely or until the expiration of the applicable statute of limitations and (ii) the representations contained in Article 9 shall survive in accordance with the terms of Section 9.11. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given pursuant to the terms of this Agreement to the party against whom such indemnity may be sought prior to such time. Neither the period of survival nor the extent of indemnification is reduced by any investigation by Parent.

     Section 12.02. Indemnification.

     (a) From and after the Closing, each of (i) the Mezhvinsky Persons, jointly and severally up to Leonid Mezhvinsky’s Pro Rata Share (which for purposes of this Section 12.02 only shall be deemed to include the Pro Rata Share of each of the Mezhvinsky Living Trust, Victor Mezhvinsky and the Joshua Trust), (ii) the Chen Persons, jointly and severally up to Joe Chen’s Pro Rata Share (which for purposes of this Section 12.02 only shall be deemed to include the Pro Rata Share of each of the Chen Living Trust and the Chen Minors Trust) and (iii) Frank Moreman, severally, and not jointly, in proportion to their Pro Rata Share, by adopting this Agreement, shall agree to indemnify Parent and its Affiliates and the Surviving Entity against, and agree to hold each of them harmless from, any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”), regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, Parent or any of its Affiliates, incurred or suffered by Parent, any Affiliate of Parent or the Surviving Entity (collectively, the “Indemnified Parties”) arising out of any or all of the following, in each case, other than Damages relating to Taxes, which shall be governed by Article 9: any inaccuracy or breach of any representation or warranty of the Company contained in this Agreement or any certificate delivered pursuant hereto (each such inaccuracy or breach, a “Warranty Breach”) or breach of covenant or agreement of the Company contained in this Agreement.

     (b) (i) The Indemnified Parties shall not be entitled to indemnification pursuant to Section 12.02(a) with respect to a Warranty Breach (other than any Warranty Breach of Sections 4.05, 4.06 and 4.22) until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Indemnified Parties exceeds $500,000 in the aggregate. If the total amount of such Damages exceeds $500,000, then the Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed for the aggregate amount of all Damages in excess of such $250,000.

     (ii) From and after the Closing, except for claims based upon fraud or intentional misrepresentation, the indemnification provisions set forth in Section 9.06 and this Article 12 shall be the sole and exclusive remedy of Parent and the other Indemnified Parties for Damages for any Warranty Breach under this Agreement. With respect to indemnification by Company Shareholders for any Warranty Breach under this Article 12 (excluding any Warranty Breach of Sections 4.05, 4.06 and 4.22), the Company Shareholders’ maximum aggregate liability shall not exceed $5,000,000 (it being understood that the Escrow Fund shall be the sole recourse of the Indemnified Parties until the Escrow Fund has been finally released and that after the release of the Escrow Fund, the Indemnified Parties may recover only an amount equal to the difference between $5,000,000 and the amount of the Escrow Fund actually distributed in the aggregate to the Indemnified Parties pursuant to Article 12 for Warranty Breaches). Notwithstanding anything to the contrary in this Agreement, no

Company Shareholder shall be liable hereunder for any Damages in excess of such Company Shareholder’s Pro Rata Share of such Damages.

     (iii) For purposes of computing the amount of any Damages incurred by the Indemnified Parties: (x) there shall be deducted an amount equal to the amount of any net Tax benefit to be actually received by the Indemnified Parties or any of their respective Affiliates directly as a consequence of such Damages, (y) there shall be taken into account the amount of any liabilities reflected in the Closing Balance Sheet and (z) the references to Material Adverse Effect or materiality (or other correlative terms, including as expressed in accounting concepts such as “GAAP”) shall be disregarded for purposes of determining the amount of Damages only.

     Section 12.03. Procedures.

     (a) Each Indemnified Party agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 12.02 by delivering to Sellers’ Agent a duly authorized and executed certificate (the “Claim Certificate”), which Claim Certificate shall:

     (i) state that the Indemnified Party has paid, incurred or reasonably expects to incur Damages for which such Indemnified Party is entitled to indemnification pursuant to this Article 12; and

     (ii) specify in reasonable detail each individual item of Damages included in the amount so stated, the date such item was paid, incurred or is expected to be incurred, the nature of the inaccuracy, breach, breach of covenant or agreement to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

     (b) In the event that Sellers’ Agent does not object to the indemnification of an Indemnified Party in respect of any claim or claims (or the amount actually paid or incurred of such claim or claims) specified in any Claim Certificate within thirty days after receipt by Sellers’ Agent of such Claim Certificate, such claim or claims shall be paid promptly by Sellers’ Agent to Parent on behalf of such Indemnified Party. In the event that Sellers’ Agent shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, Seller’s Agent shall, within thirty days after receipt by Sellers’ Agent of such Claim Certificate, deliver to the Escrow Agent, with a copy to the Indemnified Party, a written notice (a “Shareholder’s Certificate”) specifying (i) each such amount to which the Sellers’ Agent objects and (ii) in reasonable detail the nature and basis for each such objection and Seller’s Agent and the Indemnified Party shall, within the thirty day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which Sellers’ Agent shall have so objected. If the Indemnified Party and Sellers’ Agent shall succeed in reaching agreement with respect to any of such claims, the Indemnified Party and Sellers’ Agent shall promptly prepare and sign a memorandum setting forth such agreement. The Indemnified Party and the Escrow Agent (if the Escrow Agreement is still in effect) shall be entitled to rely on any such memorandum and indemnification shall be made in accordance with the terms thereof.

     (iii) Should the Indemnified Party and Sellers’ Agent be unable to agree as to any particular item or items or amount or amounts set forth in the Claim Certificate, then either Parent or Sellers’ Agent may demand arbitration of the matter, to be conducted by one arbitrator mutually agreeable to Parent and Sellers’ Agent. In the event that, within twenty days after determination to submit any dispute to arbitration, Parent and Seller’s Agent cannot mutually agree on one arbitrator, then, within ten days after the end of such twenty day period, Parent and Sellers’ Agent shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

     (iv) Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. The losing party shall pay or reimburse the prevailing party, as applicable, all expenses relating to the arbitration, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Claim Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Indemnifying Parties, absent manifest error. Promptly after a decision of the arbitrator(s) requiring payment by an Indemnifying Party to an Indemnified Party, Sellers’ Agent shall make such payment to such Indemnified Party, including any distributions out of the Escrow Fund, as applicable.

     (c) Promptly after the assertion by any third party of any claim against any Indemnified Party that would reasonably be expected to result in the incurrence by such Indemnified Party of Damages for which such Indemnified Party would be entitled to indemnification pursuant to this Article 12 (a “Third Party Claim”), such Indemnified Party shall deliver to the Sellers’ Agent written notice of such Third Party Claim, which notice shall specify in reasonable detail the nature of the Third Party Claim, the nature of the inaccuracy or breach which gives rise to such indemnification obligation, and the Indemnified Party’s good faith estimate of the Damages it may incur with respect to such Third Party Claim (a “Third Party Claim Notice”). The Indemnified Party shall have the right to conduct the defense of any such Third Party Claim, and the Sellers’ Agent shall be entitled on behalf of Sellers to participate, at is sole expense, in the defense of such Third Party Claim; provided that (i) no Indemnifying Party shall be liable for indemnification of any Indemnified Party for any settlement of any such Third Party Claim effected without the prior written consent of the Sellers’ Agent, and (ii) except with the prior written consent of the Sellers’ Agent, no settlement of any such Third Party Claim made without the prior written consent of the Sellers’ Agent shall be determinative of the amount of Damages relating to such matter or whether or not indemnity is payable at all or the amount.

ARTICLE 13
TERMINATION

     Section 13.01. Grounds for Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company): (a) by mutual written agreement of the Company and Parent;

     (b) by any party if the Closing shall not have been consummated on or before 5:00 p.m. (California time) on July 15, 2006, or such later date as the Company, Sellers and Parent may agree (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 13.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Mergers to be consummated by such time;

     (c) (i) by Parent, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 11.02(a) not to be satisfied; provided that if such breach or failure to perform is curable by the Company on or prior to the End Date through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 13.01(c) prior to thirty (30) days following the receipt of written notice from Parent to the Company of such breach or failure to perform (it being understood that Parent may not terminate this Agreement pursuant to this Section 13.01(c) if it shall have materially breached this Agreement or if such breach or failure to perform by the Company is cured so that such condition would then be satisfied), or (ii) by the Company if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would cause the condition set forth in Section 11.03(a) not to be satisfied; provided that if such breach or failure to perform is curable by Parent on or prior to the End Date through the exercise of commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 13.01(c) prior to 30 days following the receipt of written notice from the Company to Parent, of such breach or failure to perform (it being understood that the Company may not terminate this Agreement pursuant to this Section 13.01(c) if the Company shall have materially breached this Agreement or if such breach or failure to perform by Parent is cured so that such condition would then be satisfied); and

     (d) by the Company or Parent if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to clauses 13.01(b) through 13.01(d) shall give written notice of such termination to the other parties, which notice will briefly describe the basis for such termination and set forth the specific subsection of this Section 13.01 under which such party desires to terminate this Agreement.

     Section 13.02. Effect of Termination. If this Agreement is terminated as permitted by Section 13.01, such termination shall be without liability of any party (or any equity holder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the (i) willful failure of any party to fulfill a condition to the performance of the obligations of the other parties, or (ii) willful failure to perform a covenant of this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 7.01, 8.04, 9.07, 14.03, 14.05 and 14.06 shall survive any termination hereof pursuant to Section 13.01.

ARTICLE 14
MISCELLANEOUS

     Section 14.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, to:

Ultra Clean Holdings, Inc.
150 Independence Drive
Menlo Park, CA 94025
Attention: Chief Financial Officer
Facsimile No.: (650) 326-0929

with a copy to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Attention: Alan F. Denenberg
Facsimile No.: (650) 752-2111

if to the Company, Sellers or the Sellers’ Agent, to:

Sieger Engineering, Inc.
130 Beacon Street
South San Francisco, CA 94080
Attention: Leonid Mezhvinsky
Facsimile No.: (650) 583-5823

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market, Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Robert T. Ishii
Facsimile No.: (415) 947-2099

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications hereunder shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service.

     Section 14.02. Amendments and Waivers.

     (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party or parties against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 14.03. Expenses. Except as otherwise provided herein (including, without limitation, Section 2.09), all costs and expenses incurred in connection with this Agreement shall be paid by (i) Sellers to the extent the Company or Sellers have incurred such costs and expenses and (ii) Parent to the extent Parent has incurred such cost or expense.

     Section 14.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer, other than by Parent to a Subsidiary of Parent (provided that Parent shall continue to be liable for all of its obligations hereunder), any of its rights or obligations under this Agreement without the consent of each other party hereto.

     Section 14.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to the conflicts of law rules of such state.

     Section 14.06. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Northern District of California or any California State court sitting in San Jose, California, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of California, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as in accordance with Section 14.01 shall be deemed effective service of process on such party.

     Section 14.07. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective upon the execution of each party hereto of a counterpart signature page hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     Section 14.08. Entire Agreement. This Agreement and the Ancillary Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the Ancillary Documents and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the Ancillary Documents.

     Section 14.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 14.10. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Northern District of California or any California State Court sitting in San Jose, California, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SIEGER ENGINEERING, INC.

By:

Name:
Title:

LEONID MEZHVINSKY

By:

Name:
Title:

ULTRA CLEAN HOLDINGS, INC.

By:

Name:
Title:

BOB ACQUISITION INC.

By:

Name:
Title:

PETE ACQUISITION LLC

By:

Name:
Title:

THE FOLLOWING PARTIES ARE PARTIES TO THIS AGREEMENT
SOLELY WITH RESPECT TO SECTIONS 4.01(b), 4.02(b) 4.04 (in each case only with respect to itself), 9.03, 9.05, 9.06, 9.07 and 12.02:

LEONID AND INNA MEZHVINSKY
AS TRUSTEES OF THE REVOCABLE
TRUST AGREEMENT OF LEONID
MEZHVINSKY AND INNA
MEZHVINSKY DATED
APRIL 26, 1988

JOE AND JENNY CHEN AS
TRUSTEES OF THE JOE CHEN AND
JENNY CHEN REVOCABLE TRUST
DATED 2002

VICTOR MEZHVINSKY

VICTOR MEZHVINSKY AS TRUSTEE
OF THE JOSHUA MEZHVINSKY 2004
IRREVOCABLE TRUST UNDER
AGREEMENT DATED JUNE 4, 2004

DAVID HONGYU WU AND WINNIE
WEI ZHEN WU AS TRUSTEES OF
THE CHEN MINORS IRREVOCABLE
TRUST

FRANK MOREMAN

LEONID MEZHVINSKY
AS THE SELLERS’ AGENT

Exhibit A

Amended and Restated Stockholders’ Agreement

Exhibit B

Mezhvinsky Employment Agreement

Exhibit C

Mezhvinsky Non-Compete Agreement

Exhibit D

Chen Non-Compete Agreement

Exhibit E

Lease Agreement

Exhibit F

Amended and Restated Registration Rights Agreement

Exhibit G

Escrow Agreement

Exhibit H

Lockup Agreement

Exhibit I-1

Closing Tax Representation Certificate

Exhibit I-2

Company Closing Tax Representation Certificate

Exhibit J-1

Parent Final Tax Representation Certificate

Exhibit J-2

Company Final Tax Representation Certificate

Exhibit K

Company Sales to Applied Materials, Inc.

Schedule A

Company Fees and Expenses Related to This Agreement